Exhibit 10.2

$207,000,000

INTERIM CREDIT AND GUARANTEE AGREEMENT

among

WEBSENSE, INC. and

WEBSENSE INTERNATIONAL LIMITED,
as Borrowers,

The Several Lenders
from Time to Time Parties Hereto,

MORGAN STANLEY SENIOR FUNDING, INC.,
as Syndication Agent,

BANK OF AMERICA, N.A.,
as Documentation Agent,

and

MORGAN STANLEY SENIOR FUNDING, INC.,
as Interim Administrative Agent

Dated as of April 26, 2007

MORGAN STANLEY SENIOR FUNDING, INC.,
as Sole Lead Arranger and Sole Bookrunner

i

4.14	Investment Company Act; Other Regulations	47
4.15	Subsidiaries	47
4.16	Use of Proceeds	47
4.17	Environmental Matters	47
4.18	Accuracy of Information, etc.	48
4.19	Security Documents	49
4.20	Solvency	49
4.21	Indebtedness	49
4.22	Anti-Terrorism Laws	49

SECTION 5.	CONDITIONS PRECEDENT	50

5.1	Effective Date	50
5.2	Conditions to the Funding Date	52
5.3	Each Credit Event	54
5.4	Certain Funds	54

SECTION 6.	AFFIRMATIVE COVENANTS	56

6.1	Financial Statements	56
6.2	Certificates; Other Information	57
6.3	Payment of Obligations	58
6.4	Maintenance of Existence; Compliance	58
6.5	Maintenance of Property; Insurance	59
6.6	Inspection of Property; Books and Records; Discussions	59
6.7	Notices	59
6.8	Environmental Laws	60
6.9	Interest Rate Protection; Hedging Requirements	60
6.10	[Intentionally Deleted]	60
6.11	Offer Conversion	60
6.12	Conduct of the Scheme	60
6.13	Conduct of the Offer	62
6.14	Further Assurances	64
6.15	Rated Credit Facility; Corporate Ratings	64
6.16	Syndication	64
6.17	Blocked Accounts; Escrow Accounts	65

SECTION 7.	NEGATIVE COVENANTS	65

7.1	Financial Condition Covenants	65
7.2	Indebtedness	67
7.3	Liens	69
7.4	Fundamental Changes	71
7.5	Disposition of Property	72
7.6	Restricted Payments	73
7.7	Capital Expenditures	74
7.8	Investments	74
7.9	Optional Payments and Modifications of Certain Debt Instruments and Agreements	76
7.10	Transactions with Affiliates	77

7.11	[Intentionally Omitted]	77
7.12	Hedge Agreements	77
7.13	Changes in Fiscal Periods	77
7.14	Negative Pledge Clauses	77
7.15	Clauses Restricting Subsidiary Distributions	78
7.16	Lines of Business	78
7.17	Amendment to Scheme	78
7.18	Amendments to Offer	79
7.19	Blocked Accounts	80

SECTION 8.	EVENTS OF DEFAULT	80

SECTION 9.	THE AGENTS	84

9.1	Appointment	84
9.2	Delegation of Duties	84
9.3	Exculpatory Provisions	84
9.4	Reliance by Agents	84
9.5	Notice of Default	85
9.6	Non Reliance on Agents and Other Lenders	85
9.7	Indemnification	86
9.8	Agent in Its Individual Capacity	86
9.9	Successor Agents	86
9.10	Agents Generally	87
9.11	The Lead Arranger	87

SECTION 10.	MISCELLANEOUS	87

10.1	Amendments and Waivers	87
10.2	Notices	89
10.3	No Waiver; Cumulative Remedies	90
10.4	Survival of Representations and Warranties	90
10.5	Payment of Expenses and Taxes	91
10.6	Successors and Assigns; Participations and Assignments	92
10.7	Adjustments; Set off	96
10.8	Counterparts	96
10.9	Severability	97
10.10	Integration	97
10.11	GOVERNING LAW	97
10.12	Submission To Jurisdiction; Waivers	97
10.13	Acknowledgments	98
10.14	Release of Guarantees and Liens; Termination	99
10.15	Confidentiality	99
10.16	WAIVERS OF JURY TRIAL	100
10.17	Patriot Act Notice	100
10.18	Delivery of Addenda	100

SECTION 11.	GUARANTEE	100

11.1	Guarantee	100

11.2	Reimbursement, Contribution, Subrogation	101
11.3	Amendments, etc. with respect to the Interim Obligations	103
11.4	Guarantee Absolute and Unconditional	103
11.5	Reinstatement	104
11.6	Payments	104
11.7	Application of Proceeds	104

EXHIBITS:

A	Form of Addendum
B	Form of Assignment and Assumption
C	Form of Compliance Certificate
D	[Intentionally Deleted]
E	[Intentionally Deleted]
F	[Intentionally Deleted]
G	Form of Exemption Certificate
H	Form of Term Note
I	Form of Closing Certificate
J-1	Form of Legal Opinion of Cooley Godward Kronish LLP
J-2	Form of Legal Opinion of Arthur Cox
K	Form of Blocked Account Control Agreement
L	Form of Intercompany Note
M	[Intentionally Deleted]
N	Form of Escrow Agreement

v

INTERIM CREDIT AND GUARANTEE AGREEMENT, dated as of April 26, 2007, among WEBSENSE, INC., a Delaware corporation (the “Company”), WEBSENSE INTERNATIONAL LIMITED, a private limited liability company incorporated under the laws of Ireland with registered number 355326, (the “Irish Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), MORGAN STANLEY SENIOR FUNDING, INC., as sole lead arranger and sole bookrunner (in such capacity, the “Lead Arranger”), MORGAN STANLEY SENIOR FUNDING, INC., as syndication agent (in such capacity, the “Syndication Agent”), BANK OF AMERICA, N.A.., as documentation agent (in such capacity, the “Documentation Agent”), and MORGAN STANLEY SENIOR FUNDING, INC., as Interim Administrative Agent (in such capacity, and together with its successors in such capacity, the “Interim Administrative Agent”).

WHEREAS, the Borrowers have requested that the Lenders extend credit in the form of Term Loans on the Funding Date in an aggregate principal amount not in excess of $207,000,000.

The Lenders are willing to extend such credit to the Borrowers on the terms and subject to the conditions set forth herein.

The parties hereto hereby agree as follows:

SECTION 1.    DEFINITIONS

1.1           Defined Terms.  As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“Acceptable Bank”:  (a) a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of A2 or higher by S&P, F2 or higher by Fitch Ratings Ltd or P2 or higher by Moody’s or a comparable rating from an internationally recognized credit rating agency or (b) any other bank or financial institution approved by the Interim Administrative Agent.

“Acquired Person”:  as defined in Section 7.2(j).

“Acquisition”:  one or more transactions, whether pursuant to the Scheme or an Offer (including without limitation arrangements under the Compulsory Purchase Procedure, privately negotiated transactions or open market purchases), pursuant to which the Company or one of its Subsidiaries acquires any or all Constellation Shares or Capital Stock of Constellation or procures the cancellation of any or all such Constellation Shares or Capital Stock of Constellation or acquires or funds the exercise of any or all options over, or rights in respect of,  such Constellation Shares or Capital Stock of Constellation.

“Acquisition Agreement”:  an agreement between the Company, Bidco and Constellation in respect of the Scheme.

“Acquisition Effective Date”: the date upon which the Court Order is filed with the Registrar of Companies as required by Section 425 of the Companies Act 1985 (or, if applicable, Section 899 of the Companies Act 2006).

“Addendum”:  an instrument, substantially in the form of Exhibit A, by which a Lender becomes a party to this Agreement as of the Effective Date.

“Affected Lender”:  as defined in Section 3.13.

“Affiliate”:  as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agents”:  the collective reference to the Syndication Agent, the Documentation Agent, the Lead Arranger, and the Interim Administrative Agent.

“Aggregate Exposure”:  with respect to any Lender at any time, an amount equal to (a) until the Funding Date, the aggregate amount of such Lender’s Commitments at such time and (b) thereafter, the aggregate then unpaid principal amount of such Lender’s Term Loans.

“Aggregate Exposure Percentage”:  with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”:  this Interim Credit and Guarantee Agreement.

“Anti-Terrorism Laws”:  Executive Order No. 13224, the Patriot Act, the laws comprising or implementing the Bank Secrecy Act and the law administered by the United States Treasury Department’s Office of Foreign Asset Control (each as from time to time in effect) and any similar laws relating to terrorism.

“Applicable Margin”:  a per annum rate equal to 0.25% in the case of Eurodollar Loans and 0% in the case of Base Rate Loans.

“Approved Fund”:  with respect to any Lender, any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans, or similar extensions of credit in the ordinary course and is administered, advised or managed by (a) such Lender, (b) an Affiliate of such Lender, or (c) an entity or an Affiliate of an entity that administers, advises or manages such Lender.

“Asset Sale”:  any Disposition of Property or series of related Dispositions of Property (excluding any such Disposition permitted by clause (a), (b), (c), (d), (e), (f), (g) or (h) of Section 7.5) that yields gross proceeds to any Group Member (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $2,000,000.

“Assignee”:  as defined in Section 10.6(b).

“Assignment and Assumption”:  an Assignment and Assumption, substantially in the form of Exhibit B.

“Base Rate”:  a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of (a) the rate of interest published by the Wall Street Journal, from time to time, as the prime rate and (b) ½ of 1% per annum above the Federal Funds Effective Rate.

“Base Rate Loans”:  Term Loans the rate of interest applicable to which is based upon the Base Rate.

“Benefitted Lender”:  as defined in Section 10.7(a).

“Bidco”:  any Group Member (provided it is the Company or a Wholly-Owned Subsidiary of the Company) which makes the Offer.

“Blocked Account Control Agreement”: the Blocked Account Control Agreement to be executed substantially in the form of Exhibit K, or otherwise in a form reasonably acceptable to the Interim Administrative Agent.

“Blocked Accounts”: any deposit or securities account or accounts (including any Escrow Account) established by the Company or any of its Subsidiaries at the Interim Administrative Agent or an Affiliate of the Interim Administrative Agent or the Documentation Agent for purposes of depositing cash and Cash Equivalents as required by Section 6.17; provided that with respect to any account owned by the Company or any Domestic Subsidiary of the Company, the Company or such Subsidiary, the Interim Administrative Agent and the bank maintaining such Blocked Account shall have entered into a Blocked Account Control Agreement with respect to such account.

“Blocked Person”:  as defined in Section 4.22(b).

“Board”:  the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”:  the Company and/or the Irish Borrower, as the context may require.

“Borrower Credit Agreement Obligations”:  the collective reference to the unpaid principal of and interest on the Term Loans under the Term Facility and all other obligations and liabilities of the Borrowers to any Agent, Lender or Indemnitee, whether direct or indirect, absolute or contingent, due or to become due or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement or the other Loan Documents, or any other document made, delivered or given in connection therewith or pursuant thereto, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, attorney’s fees and legal expenses) or otherwise (including interest accruing at the then applicable rate provided in this Agreement after the maturity of the Term Loans under the Term Facility and interest accruing at the then applicable rate provided in this Agreement after the commencement of any bankruptcy case or insolvency, reorganization, liquidation or like proceeding relating to the Borrowers, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding and all expense reimbursement and indemnity obligations arising or incurred as provided in the Loan Documents after the commencement of any such case or proceeding, whether or not a claim for such obligations is allowed in such case or proceeding).

“Borrowing”:  Term Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Business”:  as defined in Section 4.17(b).

“Business Day”:  a day other than a Saturday, Sunday or other day on which commercial banks in New York City or London are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Capital Expenditures”:  for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries.

“Capital Lease Obligations”:  as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”:  any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents”:  (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) any investment in marketable debt obligations issued or guaranteed by the government of the United Kingdom, any member state of the European Economic Area or any Participating Member State or by an instrumentality or agency of any of them having an equivalent credit rating, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security; (h) any investment in marketable debt obligations issued or guaranteed by the government of the United Kingdom, any member state of the European Economic Area or any Participating Member State or by an instrumentality or agency of any of them or by a person whose indebtedness is rated not less than A by S&P or A2 by Moody’s (or equivalent from an internationally recognized credit rating agency) maturing within one year from the date of acquisition thereof; (i) investments in commercial paper not convertible or exchangeable to any other security (w) for which a recognized trading market exists, (x) issued by an issuer incorporated in the United Kingdom, any member state of the European Economic Area or any Participating Member State, (y) which matures within one year after the relevant date of calculation and (z) which has a credit rating of either A-1 or higher by S&P or Fitch Ratings Ltd or P-1 or higher by Moody’s, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating; (j) sterling bills of exchange eligible for rediscount at the Bank of England and accepted by an Acceptable Bank (or their dematerialised equivalent); (k) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (j) of this definition or money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000 or (l) such other marketable securities as are permitted pursuant to the Company’s investment policy in effect on the Effective Date.

“Certain Funds Loan”: any Term Loans utilized for

(a)           the Acquisition; or

(b)           payment of fees, costs and expenses in relation to the matters referred to in paragraph (a) above including for the avoidance of doubt, fees, costs and expenses payable pursuant to the Loan Documents and the other Transactions on the Funding Date, each such utilization being a “Permitted Purpose”.

“Certain Funds Loan Parties”: the Company and each Wholly Owned Subsidiary of the Company (excluding, for the avoidance of doubt, any member of the Constellation Group) that, as of the date of the most recently available consolidated balance sheet of the Company, has assets equal to or greater than 5% of the total assets of the Company and its Subsidiaries calculated (as of the date of the most recently available consolidated balance sheet of the Company) on a consolidated basis, taken as a whole, but excluding for such purposes the Constellation Group.  The Certain Funds Loan Parties as of the Effective Date are listed on Schedule 1.1 of the Disclosure Letter.

“Certain Funds Period”: the period beginning on the date of this Agreement and ending on (and including) the earlier of:

(a) if a Scheme Press Release is issued and no Offer Conversion occurs:  (i) fifteen months from the date of the Scheme Press Release, (ii) the date on which the Scheme proposal is rejected by either the shareholders of the Company or the Courts of England and

Wales or is withdrawn (other than a withdrawal in accordance with Section 6.11) or (iii) the date which falls 15 days after the Acquisition Effective Date;

(b) if an Offer is made without any pre-conditions: (i) the date which falls 7 months after the date of the Offer Press Release, (ii) the date on which the Offer lapses, terminates or is withdrawn or (iii) fifteen months from the Effective Date or

(c) if a pre-conditional Offer is made:  (i) the date which falls 7 months after the date on which all the pre-conditions are deemed by the Company to have been satisfied; (ii) the date on which the Offer lapses, terminates or is withdrawn or (iii) fifteen months from the Effective Date.

“City Code”: the City Code on Takeovers and Mergers.

“Code”:  the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”:  all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Commitment”:  as to any Lender, the obligation of such Lender, if any, to make a Term Loan to the Borrower hereunder in a principal amount not to exceed the amount set forth under the heading “Commitment” under such Lender’s name on such Lender’s Addendum or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as the same may be changed from time to time pursuant to the terms hereof.  The original aggregate amount of the Commitments is $207,000,000.  As of the Effective Date, Morgan Stanley Senior Funding, Inc. shall hold 80% of the aggregate Commitments and Bank of America, N.A. shall hold 20% of the aggregate Commitments.

“Commonly Controlled Entity”:  an entity, whether or not incorporated, that is under common control with the Company within the meaning of Section 4001 of ERISA or is part of a group that includes the Company and that is treated as a single employer under Section 414 of the Code.

“Company”:  as defined in the preamble to this Agreement.

“Compliance Certificate”:  a certificate duly executed by a Responsible Officer substantially in the form of Exhibit C.

“Compulsory Purchase Notice”:  a notice issued to a shareholder of Constellation by the Company or its Subsidiaries pursuant to section 979 of the Companies Act 2006.

“Compulsory Purchase Procedure”:  the procedure for buying out minority shareholders of Constellation pursuant to section 979 of the Companies Act 2006.

“Conduit Lender”:  any special purpose entity organized and administered by any Lender for the purpose of making Term Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument, subject to the consent of the Interim Administrative Agent and the applicable Borrower (which consent shall not be unreasonably withheld); provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Term Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Term Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 3.9, 3.10, 3.11 or 10.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

“Confidential Information Memorandum”:  the Confidential Information Memorandum to be dated not less than 30 days prior to the Funding Date and furnished to the Lenders.

“Consolidated Current Assets”:  at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Company and its Subsidiaries at such date.

“Consolidated Current Liabilities”:  at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Company and its Subsidiaries at such date, but excluding (a) the current portion of any Funded Debt of the Company and its Subsidiaries and (b) without duplication of clause (a) above, all Indebtedness consisting of Revolving Loans (as defined in the Senior Credit Agreement) or Swingline Loans (as defined in the Senior Credit Agreement) to the extent otherwise included therein.

“Consolidated EBITDA”:  for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Term Loans),

(c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary charges or losses determined in accordance with GAAP, (f) for the periods ending on or before the date that is twelve months after the consummation of the Acquisition, $30,000,000 in the aggregate of anticipated cost-savings to be realized from the combination of the businesses of Constellation and the Company, (g) any other non-cash charges, non-cash expenses or non-cash losses of the Company or any of its Subsidiaries for such period (excluding any such charge, expense or loss incurred in the ordinary course of business that constitutes an accrual of or a reserve for cash charges for any future period) and (h) for the periods ending on or before the date that is 24 months after the Funding Date, up to $15,000,000 of restructuring related costs incurred in connection with the Acquisition and not included in purchase accounting, provided, however, that cash payments made in such period or in any future period in respect of such non-cash charges, expenses or losses (excluding any such charge, expense or loss incurred in the ordinary course of business that constitutes an accrual of or a reserve for cash charges for any future period) shall be subtracted from Consolidated Net Income in calculating Consolidated EBITDA in the period when such payments are made, and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) interest income, (b) any extraordinary income or gains determined in accordance with GAAP and (c) any other non-cash income (excluding any items that represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period that are described in the parenthetical to clause (g) above), all as determined on a consolidated basis.  For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”) pursuant to any determination of the Consolidated Leverage Ratio, (i) if at any time during such Reference Period the Company or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period the Company or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period.  As used in this definition, “Material Acquisition” means the Acquisition and any other acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (b) involves the payment of consideration by the Company and its Subsidiaries in excess of $1,000,000; and “Material Disposition” means any Disposition of property or series of related Dispositions of property that yields gross proceeds to the Company or any of its Subsidiaries in excess of $1,000,000 but shall not include a Rationalizing Constellation Disposition permitted by Section 8.5.

“Consolidated Interest Coverage Ratio”:  for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

“Consolidated Interest Expense”:  for any period, total cash interest expense (including that attributable to Capital Lease Obligations) of the Company and its Subsidiaries for

such period with respect to all outstanding Indebtedness of the Company and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Hedge Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP).

“Consolidated Leverage Ratio”:  at any time, the ratio of (a) Consolidated Total Debt as of the last day of then most recently completed fiscal quarter to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters ended on such last day.

“Consolidated Net Income”:  for any period, the consolidated net income (or loss) of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP plus, without duplication, (i) non-cash compensation expenses arising from the issuance of stock, options to purchase stock and stock appreciation rights to the management of the Company and (ii) the amount of deferred revenue of Constellation written off in connection with the Acquisition that would have been recognized within the 12 quarters following the Acquisition if the Acquisition had not occurred; provided that, to the extent otherwise included therein, there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Company or is merged into or consolidated with the Company or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Company) in which the Company or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Company or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Company to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document), its Organizational Documents or Requirement of Law applicable to such Subsidiary.

“Consolidated Total Debt”:  at any date, the aggregate principal amount of all Indebtedness of the Company and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

“Consolidated Working Capital”:  at any date, the excess of Consolidated Current Assets on such date over Consolidated Current Liabilities on such date.

“Constellation”:  means SurfControl PLC.

“Constellation Group”:  Constellation and its subsidiaries (provided such subsidiaries were subsidiaries of Constellation at the time of the Constellation Transaction).

“Constellation Shares”:  any shares in the capital of Constellation allotted or issued or to be allotted or issued or rights in or over those shares (including share options).

“Constellation Transaction”:  a transaction pursuant to which Constellation will become a Subsidiary of the Company with effect from the Unconditional Date.

“Continuing Directors”:  the directors of the Company on the Funding Date, after giving effect to the Acquisition and the other transactions contemplated hereby, and each other director, if, in each case, such other director’s nomination for election to the board of directors of the Company is recommended by at least a majority of the then Continuing Directors.

“Contractual Obligation”:  as to any Person, any provision of any security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Corporate Family Rating”:  an opinion issued by Moody’s of a corporate family’s ability to honor all of its financial obligations that is assigned to a corporate family as if it had a single class of debt and a single consolidated legal entity structure.

“Corporate Rating”:  an opinion issued by S&P of an obligor’s overall financial capacity (its creditworthiness) to pay its financial obligations.

“Courts”:  the courts of England and Wales.

“Court Meetings”:  the meetings of the classes of shareholders of Constellation required to be held for the purposes of sanctioning the Scheme under Section 425 of the Companies Act 1985 (or, if applicable, Section 899 of the Companies Act 2006).

“Court Order”:  the order of the High Court of Justice in England and Wales sanctioning the Scheme as required by Section 425 of the Companies Act 1985 (or, if applicable, Section 899 of the Companies Act 2006).

“Default”:  any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”:  any Lender that (a) has failed to fund any portion of the Term Loans, (b) has otherwise failed to pay over to the Interim Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Disclosure Letter”: the letter dated the Effective Date delivered to the Interim Administrative Agent by the Company containing information with respect to the Company and its Subsidiaries.

“Disposition”:  with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof.  The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Documentation Agent”:  as defined in the preamble to this Agreement.

“Dollars” and “$”:  dollars in lawful currency of the United States.

“Domestic Subsidiary”:  any Subsidiary of the Company organized under the laws of any jurisdiction within the United States.

“Draft Acquisition Agreement”: the document delivered pursuant to Section 5.1(l).

“Earn-Out Obligations”:  those certain subordinated obligations of the Company, the Irish Borrower or any Loan Party arising in connection with any acquisition of assets or businesses permitted under Section 7.8 to the seller of such assets or businesses and the payment of which is dependent on the future earnings or performance of such assets or businesses and contained in the agreement relating to such acquisition or in an employment agreement delivered in connection therewith; provided, that all Earn-Out Obligations will be in form reasonably satisfactory to the Interim Administrative Agent as to (i) the subordination provisions thereof (or be issued subject to a subordination agreement satisfactory to the Interim Administrative Agent) and (ii) the provisions restricting any amendment or modification thereof without the prior written consent of the Interim Administrative Agent.

“ECF Percentage”:  50%; provided that, with respect to each fiscal year of the Company ending on or after December 31, 2008, the ECF Percentage shall be reduced to 25% if the Consolidated Leverage Ratio as of the last day of such fiscal year is not greater than 1.25 to 1.00.

“Effective Date”: the date on which the conditions specified in Section 5.1 are satisfied (or waived in accordance with the terms of this Agreement).

“Environmental Laws”:  any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“ERISA”:  the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Escrow Account”:  any blocked account established by the Company or any of its Subsidiaries at the Interim Administrative Agent or an Affiliate of the Interim Administrative Agent that is subject to the terms and conditions of an Escrow Agreement.

“Escrow Agreement”:  an escrow agreement substantially in the form of Exhibit N governing an Escrow Account which agreement shall be satisfactory to the Interim Administrative Agent, in its sole discretion, in all respects and shall specify, among other things, that cash deposited therein shall be used solely to satisfy the terms of the Offer or Scheme and to fund a portion the Acquisition consideration; provided that no Cash Equivalents shall be deposited in, or credited to, any Escrow Account.

“Eurocurrency Reserve Requirements”:  for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”:  with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period.  In the event that such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen), the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Interim Administrative Agent or, in the absence of such availability, by reference to the rate at which the Interim Administrative Agent is offered Dollar deposits at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

“Eurodollar Loans”:  Term Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”:  with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

“Eurodollar Tranche”:  the collective reference to Eurodollar Loans the then current Interest Periods with respect to which begin on the same date and end on the same later date (whether or not such Term Loans shall originally have been made on the same day).

“Event of Default”:  any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash Flow”:  for any fiscal year of the Company, the excess, if any, of (a) the sum, without duplication, of (i) Consolidated Net Income for such fiscal year, (ii) the amount of all non-cash charges (including depreciation and amortization) deducted in arriving at such Consolidated Net Income, (iii) decreases in Consolidated Working Capital for such fiscal year, and (iv) the aggregate net amount of non cash loss on the Disposition of Property by the Company and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income over (b) the sum, without duplication, of (i) the amount of all non-cash credits included in arriving at such Consolidated Net Income, (ii) the aggregate amount actually paid by the Company and its Subsidiaries in cash during such fiscal year on account of Capital Expenditures (excluding the principal amount of Indebtedness incurred to finance such expenditures (but including repayments of any such Indebtedness incurring during such period or any prior period to the extent that such repaid amounts may not be reborrowed) and any such expenditures financed with the proceeds of any Reinvestment Deferred Amount), (iii) the aggregate amount of all prepayments of Revolving Loans (as defined in the Senior Credit Agreement) and Swingline Loans (as defined in the Senior Credit Agreement) during such fiscal year to the extent accompanying permanent optional reductions of the Revolving Commitments (as defined in the Senior Credit Agreement) and all optional prepayments of the Term Loans and the Senior Loans during such fiscal year, (iv) the aggregate amount of all regularly scheduled principal payments of Funded Debt (including the Term Loans) of the Company and its Subsidiaries made during such fiscal year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), (v) increases in Consolidated Working Capital for such fiscal year, and (vi) the aggregate net amount of non-cash gain on the Disposition of Property by the Company and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income.

“Excess Cash Flow Application Date”:  as defined in Section 3.2.

“Excluded Foreign Subsidiary”:  any Foreign Subsidiary in respect of which the guaranteeing by such Subsidiary of the Borrower Credit Agreement Obligations, would, in the good faith judgment of the Company, result in adverse tax consequences to the Company.

“Excluded Indebtedness”:  all Indebtedness permitted by Section 7.2.

“Federal Funds Effective Rate”:  for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Reference Lender from three federal funds brokers of recognized standing selected by it.

“Fee Letter”: that certain Fee Letter, dated as of the date hereof, among the Company, Morgan Stanley Senior Funding, Inc. and Banc of America Securities, LLC.

“Foreign Subsidiary”:  any Subsidiary of the Company that is not a Domestic Subsidiary.

“Fund”:  any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans or similar extensions of credit in the ordinary course.

“Funded Debt”:  as to any Person, all Indebtedness of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrower, Indebtedness in respect of the Term Loans.

“Funding Date”:  the first Business Day on which the conditions specified in Section 5.2 are satisfied (or waived in accordance with the terms of this Agreement) and Term Loans are made hereunder.

“Funding Office”:  the office of the Interim Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Interim Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP”:  generally accepted accounting principles in the United States as in effect from time to time.

“Governmental Authority”:  any nation or government, any state or other political subdivision thereof, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government.

“Governmental Authorization”:  all laws, rules, regulations, authorizations, consents, decrees, permits, licenses, waivers, privileges, approvals from and filings with all Governmental Authorities necessary in connection with any Group Member’s business.

“Group Members”:  the collective reference to the Company and its Subsidiaries.

“Guarantee Obligation”:  as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, lease payments, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Company in good faith.

“Guarantors”:  each Subsidiary of the Company other than any Excluded Foreign Subsidiary and, with respect to the Irish Borrower, the Company.

“Hedge Agreements”:  any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or the Subsidiaries shall be a Hedge Agreement.

“Immaterial Subsidiary”:  each Subsidiary of the Company now existing or hereafter acquired or formed, and each successor thereto, (a) which accounts for not more than 2.5% of (i) the consolidated gross revenues of the Company and its Subsidiaries or (ii) the consolidated assets of the Company and its Subsidiaries, in each case, as of the last day of the most recently completed fiscal quarter as reflected on the financial statements for such quarter; and (b) if the Subsidiaries that constitute Immaterial Subsidiaries pursuant to clause (a) above account for, in the aggregate, more than 5% of such consolidated gross revenues and more than 5% of the consolidated assets, each as described in clause (a) above, then the term “Immaterial Subsidiary” shall not include each such Subsidiary (starting with the Subsidiary that accounts for the most consolidated gross revenues or consolidated assets and then in descending order) necessary to account for at least 95% of the consolidated gross revenues and ninety percent of the consolidated assets, each as described in clause (a) above.

“Indebtedness”:  of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all mandatorily redeemable preferred Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (j) for the purposes of Sections 7.2 and 8(e) only, all obligations of such Person in respect of Hedge Agreements.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.  For purposes of clause (j) above, the principal amount of Indebtedness in respect of Hedge

Agreements shall equal the amount that would be payable (giving effect to netting) at such time if such Hedge Agreement were terminated.

“Indemnified Liabilities”:  as defined in Section 10.5.

“Indemnitee”:  as defined in Section 10.5.

“Insolvency”:  with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”:  pertaining to a condition of Insolvency.

“Intellectual Property”:  the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercompany Note”:  the Subordinated Intercompany Note, substantially in the form of Exhibit L.

“Interest Payment Date”:  (a) as to any Base Rate Loan , the last day of each March, June, September and December to occur while such Term Loan is outstanding and the final maturity date of such Term Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Term Loan, the date of any repayment or prepayment made in respect thereof.

“Interest Period”:  as to any Eurodollar Loan, (a) initially, the period commencing on the Funding Date or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one week thereafter, as selected by the applicable Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six or (if available to all Lenders) twelve months thereafter, as selected by the Borrower by irrevocable notice to the Interim Administrative Agent no later than 11:00 A.M., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)            if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)           the Borrower may not select an Interest Period that would extend beyond the date final payment is due on the Term Loans;

(iii)          any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iv)          the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Term Loan on any day other that the last day of an Interest Period.

“Interim Administrative Agent”:  as defined in the preamble to this Agreement.

“Interim Obligations”:  the collective reference to (i) the Borrower Credit Agreement Obligations, (ii) all other obligations and liabilities of the Borrower, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement (including, without limitation, all fees and disbursements of counsel to the Lenders that are required to be paid by the Borrower pursuant to the terms of this Agreement), and (iii) with respect to any Guarantor, all obligations and liabilities of such Guarantor with respect to the Term Facility and all other obligations and liabilities of the Guarantor which may arise under or in connection with this Agreement (including Section 11) or any other Loan Document to which such Guarantor is a party, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, attorney’s fees and legal expenses) or otherwise (including all expense reimbursement and indemnity obligations arising or incurred as provided in the Loan Documents after the commencement of any bankruptcy case or insolvency, reorganization, liquidation or like proceeding, whether or not a claim for such obligations is allowed in such case or proceeding).

“Investments”:  as defined in Section 7.8.

“Irish Borrower”:  as defined in the preamble to this Agreement.

“Lead Arranger”:  as defined in the preamble to this Agreement.

“Lenders”:  as defined in the preamble to this Agreement; provided that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender.

“Lien”:  any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Liquidity”:  the sum of (a) cash and Cash Equivalents held by the Company and its Subsidiaries, plus (b) so long as the Company is able to satisfy the conditions to borrowing set forth in clauses (a) and (b) of Section 6.3 of the Senior Credit Agreement, the Available Revolving Commitments (as defined in the Senior Credit Agreement).

“Loan Documents”:  this Agreement, the Notes, the Security Documents and the Fee Letter.

“Loan Parties”:  each Group Member that is a party to a Loan Document.

“Major Event of Default”:  any Event of Default arising under any of the following provisions (but only insofar as relates to the Certain Funds Loan Parties):

(i)            Section 8 (Events of Default) clause (a), provided that there shall be no Event of Default resulting from non-payment by a Certain Funds Loan Party where that payment has been triggered solely by a demand under or acceleration of any Loan Document resulting otherwise than from a Major Event of Default;

(ii)           Section 8 (Events of Default) clause (b) by virtue of a breach of the representations set out in paragraph (a) of Section 4.3 (Corporate Existence; Compliance with Law), Section 4.4 (Power; Authorization; Enforceable Obligations); Section 4.5 (No Legal Bar) (but only to the extent a breach of Section 4.5 could reasonably be expected to have a Material Adverse Effect), Section 4.22 (Anti-terrorism) (to the extent such breach is material and constitutes a willful failure by the Certain Funds Loan Parties to comply with such requirements) or Section 4.14 (Investment Company Act; Other Regulations) (but only to the extent such Event of Default arises under a breach of the representation set out in the first sentence of such Section 4.14);

(iii)          Section 8 (Events of Default) clause (c) or clause (d) by virtue of a breach of the covenants set out in Section 6.12(a) (Scheme Press Release) or (b) (Scheme Documents), 6.13(a) (Offer Press Release) or (b) (Offer Document), Section 6.17 (Blocked Accounts; Escrow Accounts), Section 7.2 (Indebtedness), Section 7.3 (Liens), Section 7.4 (Fundamental Changes), Section 7.5 (Disposition of Property), Section 7.8 (Investments), Section 7.17 (Amendments to Scheme), Section 7.18 (Amendments to Offer) or Section 7.19 (Blocked Accounts), provided that, in each case, there shall be no Major Event of Default resulting from a breach by any Certain Funds Loan Party of its obligations to procure or not to procure or not to permit its Subsidiaries (which are not Certain Funds Loan Parties) to take the actions referred to in such Sections; and

(iv)          Section 8 (Events of Default) clause (f).

“Material Adverse Effect”:  a material adverse effect on (a) the business, assets, property, financial condition or results of operations of the Company and its Subsidiaries taken as a whole, (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Agents or the Lenders hereunder or thereunder or (c) the validity, perfection or priority of the Senior Collateral Agent’s Liens upon a material portion of the Collateral.

“Materials of Environmental Concern”:  any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Moody’s”:  Moody’s Investors Service, Inc.

“Multiemployer Plan”:  a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”:  (a)  in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or by the Disposition of any non-cash consideration received in connection therewith or otherwise, but only as and when received), net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (b) in connection with any issuance or sale of Capital Stock, any capital contribution or any incurrence of Indebtedness, the cash proceeds received from such issuance, contribution or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“New Shares”: the new ordinary shares of nominal value ten pence each in the capital of Constellation which are issued by Constellation to the Company pursuant to the Scheme.

“Non-Consenting Lenders”:  as defined in Section 10.1.

“Non-Excluded Taxes”:  as defined in Section 3.10(a).

“Non-U.S. Lender”:  as defined in Section 3.10(d).

“Notes”:  the collective reference to any promissory note evidencing Term Loans.

“Offer”: the offer (if any), pre-conditional or otherwise, proposed to be made by Bidco substantially on the terms set out in the Offer Press Release to acquire all of the Capital Stock of Constellation not already owned by the Company or its Subsidiaries.

“Offer Conversion”: as defined in Section 6.11.

“Offer Conversion Notice”: as defined in Section 6.11.

“Offer Document”:  the document to be sent to the shareholders of Constellation in order to make the Offer.

“Offer Press Release”:  if an Offer Conversion occurs, the press announcement substantially in the agreed terms to be released by or on behalf of Bidco under Section 2.5 of the City Code to announce the terms of the Offer, pre-conditional or otherwise; provided that such press announcement shall have substantially the same terms as those set forth in the Scheme Press Release (other than those changes necessary in connection with the conversion of the Scheme to an Offer).

“OFT”:  the UK Office of Fair Trading.

“Organizational Documents”:  as to any Person, the Certificate of Incorporation, Certificate of Formation, By Laws, Limited Liability Company Agreement, Partnership Agreement, memorandum and articles of association or other organizational or governing documents of such Person.

“Other Taxes”:  any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Panel”:  the Panel on Takeovers and Mergers.

“Participant”:  as defined in Section 10.6(c).

“Participating Member State”: any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Patriot Act”:  the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC”:  the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor thereto).

“Permitted Acquisition”:  any acquisition, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Capital Stock of, or a business line or unit or a division of, any Person; provided, (i) immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom; (ii) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations; (iii) in the case of the acquisition of Capital Stock, all of the Capital Stock (except for any such Capital Stock in the nature of directors’ qualifying shares required pursuant to applicable law) acquired or otherwise issued by such Person or any newly formed Subsidiary of the Company in connection with such acquisition shall be owned 100% by the Company or a Guarantor thereof, and the Company shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of the Company, each of the actions set forth in Sections 6.10; (iv) the Company and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 7.1 on a pro forma basis after giving effect to such acquisition as if such acquisition had occurred on the first day of the most recent period of four consecutive fiscal quarters in respect of which the Consolidated Leverage Ratio has been tested in accordance with Section 7.1(a) but utilizing the financial covenant levels set forth in Section 7.1 corresponding to the period of four consecutive fiscal quarters ending at the conclusion of the fiscal quarter in which such acquisition occurs, (v) immediately prior to, and after giving effect thereto, the Company and its Subsidiaries shall have minimum Liquidity of $20,000,000, (vi) the Company shall have delivered to the Interim Administrative Agent at least ten (10) Business Days prior to such proposed acquisition, a Compliance Certificate evidencing compliance with Section 7.1 as required under clause (iv) above and compliance with clause (viii) below, together with all relevant financial information with respect to such acquired assets, including, without limitation, the aggregate consideration for such acquisition, any other information reasonably required to demonstrate compliance with Section 7.1 and, in the case of any acquisition with aggregate consideration in excess of $25,000,000, appropriate revisions to the projections included in the Confidential Information Memorandum, or, if Projections have been provided pursuant to Section 6.2(c), appropriate revisions to such Projections, in each case after giving effect to such acquisition (such revised projections or Projections to be accompanied by a certificate of a Responsible Officer stating that such revised projections or Projections are based on estimates, information and assumptions set forth therein and otherwise believed by such Responsible Officer to be reasonable at such time (it being recognized that such revised projections or Projections relate to future events and are not to be viewed as fact and that actual results during the period covered thereby may differ from such revised projections or Projections by a material amount)); (vii) any Person or assets or division as acquired in accordance herewith shall be in substantially related businesses or lines of business, or businesses ancillary or complimentary thereto in which the Company and/or its Subsidiaries are engaged, or are permitted to be engaged as provided herein, as of the time of such acquisition and (viii) the total consideration paid in connection with all Permitted Acquisitions (including any Earn-Out Obligations and any Indebtedness of any acquired Person that is assumed by the Company or any of its Subsidiaries following such acquisitions) shall not exceed (x) $75,000,000 in the aggregate or (y) $100,000,000 in the aggregate if at least $25,000,000 thereof consists of Net Cash Proceeds from the issuance of Capital Stock.

“Permitted Purpose”:  as defined in the definition of Certain Funds Loan.

“Permitted Subordinated Indebtedness”:  any Subordinated Debt of the Company or any of its Subsidiaries incurred form time to time provided that the proceeds of such Indebtedness shall be used only for purposes of financing any Permitted Acquisition.

“Person”:  an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”:  at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Company or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“pound”, “pounds” or “pound sterling” or “£” denotes the lawful currency of the United Kingdom.

“Pro Forma Financial Statements”:  as defined in Section 6.1(c).

“Projections”:  as defined in Section 6.2(c).

“Properties”:  as defined in Section 4.17(a).

“Property”:  any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

“Rationalizing Constellation Disposition”:  those Dispositions of the business units, business lines or Subsidiaries of Constellation (i) that are required by any Governmental Authority to the extent the same may be required but not permit a termination of the Acquisition Agreement in effect as of the date hereof in respect of such requirement or (ii) determined by the Company to be in the best interests of the Company and its Subsidiaries.

“Recovery Event”:  any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member that yields gross proceeds to any Group Member in excess of $2,000,000.

“Reference Lender”:  Morgan Stanley Senior Funding, Inc.

“Register”:  as defined in Section 10.6(b).

“Registrar of Companies”: the registrar of companies for England and Wales.

“Regulation U”:  Regulation U of the Board as in effect from time to time.

“Reinvestment Deferred Amount”:  with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Group Member in connection therewith that are not applied to prepay the Term Loans pursuant to Section 3.2(b) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”:  any Asset Sale or Recovery Event in respect of which the Company has delivered a Reinvestment Notice.

“Reinvestment Notice”:  a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Company (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire or repair fixed or capital assets useful in its business.

“Reinvestment Prepayment Amount”:  with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire or repair fixed or capital assets useful in the Company’s business.

“Reinvestment Prepayment Date”:  with respect to any Reinvestment Event, the date occurring (a) six months after such Reinvestment Event or (b) in the case of a Rationalizing Constellation Disposition, twelve months after such Reinvestment Event.

“Reorganization”:  with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”:  any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

“Required Lenders”:  at any time, the holders of more than 50% of (a) until the Funding Date, the Commitments then in effect and (b) thereafter, the aggregate unpaid principal amount of the Term Loans then outstanding; provided, that the aggregate unpaid principal amount of the Term Loans then outstanding that are held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Requirement of Law”:  as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”:  the chief executive officer, president, chief financial officer (and, in the case of the Irish Borrower, director or managing director) of the applicable Borrower, but in any event, with respect to financial matters, the chief financial officer of the applicable Borrower (or the equivalent officer with respect to the Irish Borrower).

“Restricted Payments”:  as defined in Section 7.6.

“S&P”:  Standard & Poor’s Ratings Group, Inc.

“Scheme”: the scheme of arrangement conducted in accordance with Section 425 of the Companies Act 1985 (or, if applicable, Part 26 of the Companies Act 2006) to be proposed by Constellation to its shareholders pursuant to which the Company will become the only shareholder of Constellation by virtue of having been allotted and issued New Shares which are paid up out of the reserve created by the cancellation of the Constellation Shares, details of which are set out in the Scheme Circular.

“Scheme Circular”: the circular to the shareholders of Constellation, issued, or to be issued, by Constellation setting forth the proposals for the Scheme.

“Scheme Press Release”: a press announcement released by the Company and Constellation under Section 2.5 of the City Code to announce the terms of the pre-conditional Scheme.

“Scheme Resolution” the resolution referred to and in the form set out in the Scheme Circular.

“SEC”:  the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Secured Parties”:  the collective reference to the Interim Administrative Agent and the Term Lenders.

“Security Documents”:  the Blocked Account Control Agreements and all other security documents hereafter delivered to the Interim Administrative Agent granting a Lien on any property of any Person to secure the Interim Obligations of any Loan Party under any Loan Document.

“Seller”:  the shareholders of Constellation.

“Senior Administrative Agent”:  Morgan Stanley Senior Funding, Inc., in its capacity as administrative agent under the Senior Credit Agreement.

“Senior Collateral Agent”:  Morgan Stanley Senior Funding, Inc., in its capacity as collateral agent under the Senior Credit Agreement.

“Senior Credit Agreement”:  the Senior Credit Agreement dated as of the date hereof among the Company, the lenders party thereto from time to time, the Senior Administrative Agent, the Senior Collateral Agent and the other agents named therein.

“Senior Facility”:  the “commitments” and “loans” under and as defined in the Senior Credit Agreement.

“Senior Loans”:  the “term loans” and “revolving loans” under and as defined in the Senior Credit Agreement.

“Senior Loan Documents”:  the “loan documents” under and as defined in the Senior Credit Agreement.

“Single Employer Plan”:  any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“Solvent”:  when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature.  In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Sterling”:  denotes the lawful currency of the United Kingdom.

“Subordinated Debt”:  any Indebtedness of the Company or any of its Subsidiaries incurred from time to time provided that (a) such Indebtedness shall not provide for any scheduled or mandatory payments, prepayments, sinking fund or other repurchase or redemption payments prior to the date which is six months after the maturity date of the Term Loans (as defined in the Senior Credit Agreement), (b) the subordination provisions thereof shall be reasonably satisfactory to the Interim Administrative Agent, and (c) both before and after giving effect to the issuance of such Indebtedness, no Event of Default or Default has occurred and is continuing.

“Subsidiary”:  as to any Person, a corporation, partnership, limited liability company, company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person (for the avoidance of doubt, excluding any member of the Constellation Group prior to the consummation of the Acquisition).  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

“Successful Syndication”:  as defined in the Fee Letter.

“Syndication Agent”:  as defined in the preamble to this Agreement.

“Term Facility”:  the Commitments and the Term Loans made hereunder.

“Term Lenders”:  each Lender that has a Commitment or that holds a Term Loan.

“Term Loans”:  as defined in Section 2.1.

“Term Percentage”:  as to any Term Lender at any time, the percentage which such Lender’s Commitment then constitutes of the aggregate Commitments (or, at any time after the Funding Date, the percentage which the aggregate principal amount of such Lender’s Term Loans then outstanding constitutes of the aggregate principal amount of the Term Loans then outstanding).

“Transaction”:  collectively, (a) the Acquisition, (b) the borrowing of the Senior Loans under the Senior Credit Agreement, (c) the borrowing of the Term Loans and (d) the immediate lending of the proceeds of such Term Loans to UK AcquiSub Holdings and from UK AcquiSub Holdings to UK AcquiSub to fund the Acquisition and (e) the payment of the Transaction Costs.

“Transaction Costs”:  all fees, costs and expense incurred or payable by the Company or any Subsidiary in connection with the Transactions.

“Transferee”:  any Assignee or Participant.

“Type”:  as to any Term Loan, its nature as a Base Rate Loan or a Eurodollar Loan.

“UK”:  the United Kingdom.

“UK AcquiSub”:  Websense SC Operations Limited.

“UK AcquiSub Holdings”:  Websense SC Holdings Limited.

“Unasserted Contingent Obligations”:  at any time, Interim Obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities (excluding Interim Obligations in respect of the principal of, and interest and premium (if any) on, and fees and expenses relating to, any Interim Obligation) in respect of which no assertion of liability (whether oral or written) and no claim or demand for payment (whether oral or written) has been made (and, in the case of Interim Obligations for indemnification, no notice for indemnification has been issued by the indemnitee) at such time.

“Unconditional Date”:  the date on which the Offer becomes or is declared unconditional in all respects.

“United States”:  the United States of America.

“Wholly Owned Subsidiary”:  as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Wholly Owned Subsidiary Guarantor”:  any Guarantor that is a Wholly Owned Subsidiary of the Company.

1.2           Other Definitional Provisions.  (a)  Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)       As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time (subject to any applicable restrictions hereunder).

(c)       The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)       The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e)       Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP; provided that, if either the Company notifies the Interim Administrative Agent that such Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Interim Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

(f)        When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, with respect to any payment of interest on or principal of Eurodollar Loans, if such extension would cause any such payment to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

SECTION 2.    AMOUNT AND TERMS OF COMMITMENTS

2.1           Commitments.  Subject to the terms and conditions hereof, during the Certain Funds Period, each Term Lender severally agrees to make a term loan (a “Term Loan”) for the Permitted Purpose to the Borrowers on the Funding Date in an amount not to exceed the amount of the Commitment of such Lender.  The Term Loans may from time to time be

Eurodollar Loans or Base Rate Loans, as determined by the Borrowers and notified to the Interim Administrative Agent in accordance with Sections 2.2 and 3.3.  Notwithstanding the foregoing, the Commitments of each Lender shall be reduced on the Funding Date by the amount that has been withdrawn from the Escrow Account (or directed to be withdrawn) and applied (or directed to be applied) to satisfy the Offer or Scheme and to fund the Acquisition on such date.

2.2           Procedure for Term Loan Borrowing.  The Borrowers shall give the Interim Administrative Agent irrevocable notice (which notice must be received by the Interim Administrative Agent prior to 12:00 Noon, New York City time, one Business Day prior to the anticipated Funding Date) requesting that the Term Lenders make the Term Loans on the Funding Date and specifying the amount to be borrowed.  Upon receipt of such notice the Interim Administrative Agent shall promptly notify each Term Lender thereof.  Not later than 2:00 P.M., New York City time, on the Funding Date each Term Lender shall make available to the Interim Administrative Agent at the Funding Office an amount in immediately available funds equal to the Term Loan or Term Loans to be made by such Lender.  The Interim Administrative Agent shall credit the account of the Borrowers on the books of such office of the Interim Administrative Agent with the aggregate of the amounts made available to the Interim Administrative Agent by the Term Lenders in immediately available funds.

2.3           Repayment of Term Loans.  The Borrowers shall repay the Term Loans on the date that is two weeks after the Funding Date.

SECTION 3.    GENERAL PROVISIONS APPLICABLE

TO TERM LOANS

3.1           Optional Prepayments.  The Borrower may at any time and from time to time prepay the Term Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Interim Administrative Agent no later than 12:00 Noon, New York City time, three Business Days prior thereto, in the case of Eurodollar Loans, and no later than 12:00 Noon, New York City time, one Business Day prior thereto, in the case of Base Rate Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or Base Rate Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 3.11.  Upon receipt of any such notice the Interim Administrative Agent shall promptly notify each relevant Lender thereof.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid.  Partial prepayments of Term Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof.

3.2           Mandatory Prepayments and Commitment Reductions.

(a)       If any Capital Stock or Indebtedness shall be issued or incurred by any Group Member (other than (i) Excluded Indebtedness, (ii) any Capital Stock issued to any Group Member, (iii) any Capital Stock issued to any member of management or directors, officers or employees of any Group Member or (iv) any Capital Stock issued in contemplation of a Permitted Acquisition) or any capital contribution is made to any Group Member (other than a capital contribution by any Group Member), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such issuance, incurrence or contribution toward the prepayment of the Term Loans as set forth in Section 3.2(d); provided, however, that the amount of Net Cash Proceeds payable pursuant to this clause (a) from the issuance of Capital Stock by any Group Member shall be reduced to 50% if the Company’s Consolidated Leverage Ratio is less than 1.50:1.00.

(b)       If on any date any Group Member shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof, such Net Cash Proceeds shall be applied on such date toward the prepayment of the Term Loans as set forth in Section 3.2(d); provided, that, notwithstanding the foregoing, (i) the aggregate Net Cash Proceeds of Asset Sales and Recovery Events that may be excluded from the foregoing requirement pursuant to a Reinvestment Notice shall not exceed $15,000,000 in any fiscal year of the Company and (ii) on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Term Loans as set forth in Section 3.2(d).

(c)       If, for any fiscal year of the Company commencing with the fiscal year ending December 31, 2007, there shall be Excess Cash Flow, the Company shall, on the relevant Excess Cash Flow Application Date, apply the ECF Percentage of such Excess Cash Flow toward the prepayment of the Term Loans as set forth in Section 3.2(d).  Each such prepayment and commitment reduction shall be made on a date (an “Excess Cash Flow Application Date”) no later than five days after the earlier of (i) the date on which the financial statements of the Company referred to in Section 6.1(a), for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Lenders and (ii) the date such financial statements are actually delivered to the Lenders.

(d)       The application of any prepayment pursuant to Section 3.2 shall be made, first, to Base Rate Loans and, second, to Eurodollar Loans.  Each prepayment of the Term Loans under Section 3.2 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

3.3           Conversion and Continuation Options.  (a)  The Borrower may elect from time to time to convert Eurodollar Loans to Base Rate Loans by giving the Interim Administrative Agent prior irrevocable notice of such election no later than 12:00 Noon, New York City time, on the Business Day preceding the proposed conversion date, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto.  The Borrower may elect from time to time to convert Base Rate Loans to Eurodollar Loans by giving the Interim Administrative Agent prior irrevocable notice of such election no later than 12:00 Noon, New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no Base Rate Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Interim Administrative Agent has or the

Required Lenders have determined in its or their sole discretion not to permit such conversions.  Upon receipt of any such notice the Interim Administrative Agent shall promptly notify each relevant Lender thereof.

(b)       Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Interim Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Term Loans, provided that no Eurodollar Loan may be continued as such when any Event of Default has occurred and is continuing and the Interim Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Term Loans shall be automatically converted to Base Rate Loans on the last day of such then expiring Interest Period.  Upon receipt of any such notice the Interim Administrative Agent shall promptly notify each relevant Lender thereof.

3.4           Limitations on Eurodollar Tranches.  Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $1,000,000 or a whole multiple of $100,000 in excess thereof and (b) no more than two Eurodollar Tranches shall be outstanding at any one time.

3.5           Interest Rates and Payment Dates.  (a)  Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b)       Each Base Rate Loan shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin.

(c)       (i)  If all or a portion of the principal amount of any Term Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), all outstanding Term Loans (whether or not overdue) shall, upon the receipt of notice from Interim Administrative Agent at the direction of Required Lenders, bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2%, and (ii) if all or a portion of any interest payable on any Term Loan or any fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to Base Rate Loans plus 2%, in each case, with respect to clauses (i) and (ii) above, from the date of such non payment until such amount is paid in full (after as well as before judgment).

(d)       Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

3.6           Computation of Interest and Fees.  (a)  Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to Base Rate Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.  The Interim Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate.  Any change in the interest rate on a Term Loan resulting from a change in the Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective.  The Interim Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b)       Each determination of an interest rate by the Interim Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.  The Interim Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Interim Administrative Agent in determining any interest rate pursuant to Section 3.5(a).

3.7           Inability to Determine Interest Rate.  If prior to the first day of any Interest Period:

(A)          the Interim Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(B)           the Interim Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Term Loans during such Interest Period, the Interim Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter.  If such notice is given (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (y) any Term Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Base Rate Loans and (z) any outstanding Eurodollar Loans shall be converted, on the last day of the then-current Interest Period, to Base Rate Loans.  Until such notice has been withdrawn by the Interim Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert Term Loans to Eurodollar Loans.

3.8           Pro Rata Treatment and Payments.  (a)  The borrowing by the Borrower from the Lenders hereunder shall be made pro rata according to the respective Term Percentages of the Lenders.

(b)       Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Term Lenders.  The amount of each principal prepayment of the Term Loans shall be applied to reduce the then remaining installments of the Term Loans, pro rata based upon the then remaining principal amount thereof.  Amounts repaid or prepaid on account of the Term Loans may not be reborrowed.

(c)       All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Interim Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds.  The Interim Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received.  If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day.  If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.  In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(d)       Unless the Interim Administrative Agent shall have been notified in writing by any Lender prior to a Borrowing that such Lender will not make the amount that would constitute its share of such Borrowing available to the Interim Administrative Agent, the Interim Administrative Agent may assume that such Lender is making such amount available to the Interim Administrative Agent, and the Interim Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  If such amount is not made available to the Interim Administrative Agent by the required time on the borrowing date therefor, such Lender shall pay to the Interim Administrative Agent, on demand, such amount with interest thereon at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Interim Administrative Agent in accordance with banking industry rules on interbank compensation for the period until such Lender makes such amount immediately available to the Interim Administrative Agent.  A certificate of the Interim Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error.  If such Lender’s share of such Borrowing is not made available to the Interim Administrative Agent by such Lender within three Business Days of the borrowing date, the Interim Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans, on demand, from the Borrower.

(e)       Unless the Interim Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Interim Administrative Agent, the Interim Administrative Agent may assume that the Borrower is making such payment, and the Interim Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount.  If such payment is not made to the Interim Administrative Agent by the Borrower within three Business Days after such due date, the Interim Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate.  Nothing herein shall be deemed to limit the rights of the Interim Administrative Agent or any Lender against the Borrower.

3.9           Requirements of Law.  (a)  If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i)            shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 3.10 and changes in the rate of tax on the overall net income of such Lender);

(ii)           shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate hereunder; or

(iii)          shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable.  If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Interim Administrative Agent) of the event by reason of which it has become so entitled.

(b)       If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Interim Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c)       A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Interim Administrative Agent) shall be conclusive in the absence of manifest error.  Notwithstanding anything to the contrary in this Section, the Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect.  The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Term Loans and all other amounts payable hereunder.

3.10         Taxes.  (a)  All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on any Agent or any Lender as a result of a present or former connection between such Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document).  If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to any Agent or any Lender hereunder, the amounts so payable to such Agent or such Lender shall be increased to the extent necessary to yield to such Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (d) or (e) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement (or, in the case of a Participant, on the date such Participant becomes a Participant hereunder), except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph.

(b)       In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)       Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Interim Administrative Agent for its own account or for the account of the relevant Agent or Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof.  If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Interim Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Agents and the Lenders for any incremental taxes, interest or penalties that may become payable by any Agent or any Lender as a result of any such failure.

(d)       Each Lender (or Transferee) that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non U.S. Lender”) shall deliver to the Borrower and the Interim Administrative Agent (or, (x) in the case of a Participant, solely to the Lender from which the related participation shall have been purchased and (y) in the case of an Assignee under an assignment to an affiliate of a Lender or an Approved Fund of a Lender that is made pursuant to Section 10.6(b)(iii), the assigning Lender) two completed originals of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit G and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents.  Such forms shall be delivered by each Non U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation).  In addition, each Non U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non U.S. Lender.  Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose).  Notwithstanding any other provision of this paragraph, a Non U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non U.S. Lender is not legally able to deliver.

(e)       A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Interim Administrative Agent), at the time or times prescribed by applicable law or reasonably requested in writing by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

(f)            If any Agent or any Lender determines, in its sole discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.10, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.10 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of such Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent or such Lender in the event such Agent or such Lender is required to repay such refund to such Governmental Authority.  This paragraph shall not be construed to require any Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(g)       The agreements in this Section shall survive the termination of this Agreement and the payment of the Term Loans and all other amounts payable hereunder or under any other Loan Document.

3.11         Indemnity.  The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss, cost or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto.  Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Term Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market.  A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error.  This covenant shall survive the termination of this Agreement and the payment of the Term Loans and all other amounts payable hereunder.

3.12         Change of Lending Office.  Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.9 or 3.10(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Term Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 3.9 or 3.10(a).

3.13         Replacement of Lenders.  If (a) any Lender requests compensation under Section 3.9 or 3.10 (such Lender, an “Affected Lender”), (b) either Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.10, (c) any Lender is a Defaulting Lender or (d) any Lender shall refuse to consent to an amendment or waiver to or departure from the provisions of, this Agreement or any other Loan Document which requires the consent of all Lenders or of all Lenders directly affected thereby and has been consented to by Required Lenders, the Company shall be permitted to replace any such Lender with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement except where the replaced Lender is a Non-Consenting Lender, (iii) the replacement financial institution shall purchase, at par, all Term Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (iv) the Borrower shall be liable to such replaced Lender under Section 3.11 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (v) the replacement financial institution, if not already a Lender or an Approved Fund or Affiliate of a Lender, shall be reasonably satisfactory to the Interim Administrative Agent, (vi) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (vii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 3.9 or 3.10(a), as the case may be, (viii) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Interim Administrative Agent or any other Lender shall have against the replaced Lender, and (ix) in the case of a Non-Consenting Lender, the replacement financial institution shall consent at the time of such assignment to each matter in respect of which the replaced Lender was a Non-Consenting Lender.

3.14         Evidence of Debt.  (a)  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Term Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(b)       The Interim Administrative Agent, on behalf of the Borrower (or, in the case of an assignment not required to be recorded in the Register in accordance with the provisions of Section 10.6(b)(v), the assigning Lender, acting solely for this purpose as a non-fiduciary agent of the Borrower), shall maintain the Register (or, in the case of an assignment not required to be recorded in the Register in accordance with the provisions of Section 10.6(b)(v), a Related Party Register), in each case pursuant to Section 10.6(b), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Term Loan made hereunder and any Note evidencing such Term Loan, the Type of such Term Loan and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Interim Administrative Agent (or, in the case of an assignment not required to be recorded in the Register in accordance with the provisions of Section 10.6(b)(v), the assigning Lender) hereunder from the Borrower and each Lender’s share thereof.

(c)       The entries made in the Register and the accounts of each Lender maintained pursuant to Section 3.14(a) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Interim Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Term Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

(d)           The Borrower agrees that, upon the request to the Interim Administrative Agent by any Lender, the Borrower will execute and deliver to such Lender a promissory note of the Borrower evidencing any Term Loans of such Lender, substantially in the form of Exhibit H, with appropriate insertions as to date and principal amount.

3.15         Illegality.  Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert Base Rate Loans to Eurodollar Loans shall forthwith be canceled and (b) such Lender’s Term Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Term Loans or within such earlier period as required by law.  If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 3.11.

3.16         Relationship Among Borrowers.  The Irish Borrower hereby appoints the Company, and the Company shall act under this Agreement, as the agent, attorney-in-fact and legal representative of the Irish Borrower for all purposes, including requesting Term Loans and receiving account statements and other notices and communications to the Borrowers (or any of them) from the Interim Administrative Agent or any Lender.  The Interim Administrative Agent and the Lenders may rely, and shall be fully protected in relying, on any notice of borrowing, notice of continuation/conversion, disbursement instruction, report, information or any other notice or communication made or given by the Company, whether in its own name, as Borrowers’ agent, on behalf of the Irish Borrower or on behalf of the Borrowers, and neither the Interim Administrative Agent nor any Lender shall have any obligation to make any inquiry or request any confirmation from or on behalf of any other Borrower as to the binding effect on it of any such notice, request, instruction, report, information, other notice or communications, nor shall the character of the Borrowers’ obligations hereunder be affected, provided that the provisions of this Section 3.16 shall not be construed as to preclude any Borrower from taking actions permitted to be taken by a “Borrower” hereunder.

SECTION 4.    REPRESENTATIONS AND WARRANTIES

To induce the Agents and the Lenders to enter into this Agreement and to make the Term Loans, the Borrowers hereby represent and warrant to each Agent and each Lender that:

4.1           Financial Condition.  (a) The Pro Forma Financial Statements furnished to each Lender pursuant to Section 6.1(c) have been or will be prepared giving effect (as if such events had occurred on such date) to the consummation of the Transaction.  The Pro Forma Financial Statements have been or will be prepared based on the best information available to the Company as of the date of delivery thereof, and present fairly or will present fairly on a pro forma basis the estimated financial position of the Company and its consolidated Subsidiaries as at and for each of the dates and periods set forth therein; provided that insofar as this representation relates to the financial information of Constellation, this representation is made solely to the Company’s knowledge.

(b)       (i) The audited consolidated balance sheets of the Company and its Subsidiaries as at December 31, 2004, December 31, 2005 and December 31, 2006, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from Ernst & Young LLP, present fairly in all material respects the consolidated financial condition of the Company and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended.  (ii) To the Company’s knowledge based only on publicly available information, the audited consolidated balance sheets of Constellation and its Subsidiaries as at June 30, 2006, and the related consolidated statements of income and of cash flows for the fiscal years ended on such date, present fairly the consolidated financial condition of Constellation and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended.  (iii) The unaudited consolidated balance sheet of the Company and its Subsidiaries for each fiscal quarter ended after December 31, 2006 and at least 45 days prior to the Effective Date, and the related unaudited consolidated statements of income and cash flows for the period ended on such date, will present fairly in all material respects the consolidated financial condition of the Company and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the period then ended (subject to normal year end audit adjustments).  (iv) To the Company’s knowledge based on publicly available information, the unaudited consolidated balance sheet of Constellation and its Subsidiaries for each fiscal quarter ended after June 30, 2006 and at least 45 days prior to the Effective Date, and the related unaudited consolidated statements of income and cash flows for the period ended on such date, will present fairly in all material respects the consolidated financial condition of Constellation and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the period then ended (subject to normal year end audit adjustments).  All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP or International Financial Reporting Standards, as applicable, applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein); provided that insofar as this representation relates to the financial information of Constellation, this representation is made solely to the Company’s knowledge.  No Group Member has any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long term leases or unusual forward or long term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph.  During the period from December 31, 2006 to and including the date hereof there has been no Disposition by any Group Member of any material part of its business or property that, if this Agreement had been in effect at such time, would have been prohibited hereunder.

4.2           No Change.  With respect to any credit event after the Effective Date, there has been no development or event since December 31, 2006 that has had or would reasonably be expected to have a Material Adverse Effect.

4.3           Corporate Existence; Compliance with Law.  Each Group Member (a) is duly organized, validly existing and in good standing (to the extent applicable) under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign entity and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is in compliance with the terms of its Organizational Documents and all Requirements of Law except to the extent that the failure to comply with clause (b) or (d) of this Section 4.3 would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.4           Power; Authorization; Enforceable Obligations.  Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder.  Each Loan Party has taken all necessary organizational and other action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this

Agreement.  No consent or authorization of, filing with, notice to or other act by or in respect of, any relevant Governmental Authority or any other relevant Person is required in connection with the Transaction and the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 4.4 of the Disclosure Letter, which consents, authorizations, filings and notices shall have been obtained or made and shall be in full force and effect on or before the Funding Date and all applicable waiting periods shall have expired on or before the Funding Date without any action being taken by any Governmental Authority which would restrain, prevent or otherwise impose adverse conditions on the Transaction, which conditions would reasonably be expected to have a Material Adverse Effect and (ii) the filings referred to in Section 4.19.  This Agreement has been duly executed and delivered on behalf of each Loan Party party thereto and each other Loan Document shall have been duly executed and delivered on behalf of each Loan Party party thereto on or before the Effective Date or the Funding Date, as applicable.  This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and except to the extent qualified by any reservations or qualifications given in connection with the Loan Documents.

4.5           No Legal Bar.  The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate its Organizational Document, any Requirement of Law, Governmental Authorization or any Contractual Obligation of any Group Member and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to its Organizational Documents, any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents).  No Requirement of Law or Contractual Obligation applicable to the Company or any of its Subsidiaries would reasonably be expected to have a Material Adverse Effect.

4.6           Litigation.  Except as set forth on Schedule 4.6 of the Disclosure Letter, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of a Responsible Officer of the Company, threatened by or against any Group Member or against any of their respective properties or revenues (a) that purports to effect the execution, delivery or performance of the Transaction or any of the Loan Documents, or (b) that would reasonably be expected to have a Material Adverse Effect.

4.7           No Default.  No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that would reasonably be expected to have a Material Adverse Effect.  No Default or Event of Default has occurred and is continuing.

4.8           Ownership of Property; Liens.  Each Group Member has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property except as would not reasonably be likely to have a Material

Adverse Effect, and none of such property is subject to any Lien except as permitted by Section 7.3.  As of the Effective Date and the Funding Date, no Group Member owns any real property.

4.9           Intellectual Property.  Each Group Member owns, or is licensed to use, all Intellectual Property reasonably necessary for the conduct of its business as currently conducted.  Except for such claims and infringements that would not reasonably be expected to have a Material Adverse Effect, (a) no claim has, to the knowledge of a Responsible Officer of the Company, been asserted and is pending by any Person naming a Group Member challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does a Responsible Officer of the Company know of any valid basis for any such claim and (b) no Responsible Officer of the Company knows that the use of Intellectual Property by any Group Member infringes on the rights of any Person in any material respect.

4.10         Taxes.  Each Group Member has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Company or its Subsidiaries, as the case may be); no tax Lien has been filed, and, to the knowledge of a Responsible Officer of the Company, no claim is being asserted, with respect to any such tax, fee or other charge which would reasonably be expected to have a Material Adverse Effect.

4.11         Federal Regulations.  No part of the proceeds of any Term Loans, and no other extensions of credit hereunder, will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board.  If requested by any Lender or the Interim Administrative Agent, the Borrower will furnish to the Interim Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U 1, as applicable, referred to in Regulation U.

4.12         Labor Matters.  As of the Effective Date, except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect:  (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.

4.13         ERISA.  Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five year period prior to the date on which this representation is made or deemed made with respect to any Plan.  Each Plan has complied in all respects with the applicable provisions of ERISA and the Code except where the same would not reasonably be expected to have a Material Adverse Effect.  No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period.  The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount.  Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and neither the Company nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the Company or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made.  No such Multiemployer Plan is in Reorganization or Insolvent.

4.14         Investment Company Act; Other Regulations.  No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.  No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

4.15         Subsidiaries.  Except as disclosed to the Interim Administrative Agent by the Borrower in writing from time to time after the Effective Date, (a) Schedule 4.15 of the Disclosure Letter sets forth the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of any Subsidiary, except as created by the Loan Documents.

4.16         Use of Proceeds.  The proceeds of the Term Loans shall be used by the Company or its Subsidiaries to finance a portion of the Transaction.

4.17         Environmental Matters.  Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect:

(A)          the facilities and properties owned, leased or operated by any Group Member (during the period so owned, leased or operated, the “Properties”) do not contain, and to the knowledge of a Responsible Officer of the Company have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or would be reasonably likely to give rise to liability under, any Environmental Law;

(B)           no Responsible Officer of any Group Member has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (during the period so operated, the “Business”), nor does any such Responsible Officer have knowledge that any such notice will be received or is being threatened;

(C)           Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;

(D)          no judicial proceeding or governmental or administrative action is pending or, to the knowledge of a Responsible Officer of the Company, threatened, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

(E)           there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Group Member in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws;

(F)           the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and

(G)           no Group Member has entered into any agreement pursuant to which it has expressly assumed any liability of any other Person under Environmental Laws.

4.18         Accuracy of Information, etc.  The statements and information contained in this Agreement, the Disclosure Letter, the other Loan Documents, the Confidential Information Memorandum and any other document, certificate or statement furnished by or on behalf of any Loan Party in respect of the Company and its Subsidiaries to the Interim Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, when taken as a whole, contained as of the date such statement, information, document or certificate was so furnished (or, in the case of the Confidential Information Memorandum, as of the Funding Date), no untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading, provided, however, that with respect to the projections and pro forma financial information contained in the materials referenced above the Company represents only that the same were prepared in good faith and are based upon estimates and assumptions believed by management of the Company to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is subject to inherent uncertainties and contingencies, is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.  The Scheme Press Release (or the Offer Press Release if an Offer Conversion has occurred) contain (or will contain) all the material terms of the Scheme or the Offer, as applicable.

4.19         Security Documents.  Each Blocked Account Control Agreement is effective to create in favor of the Interim Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof.  In the case of the Collateral described in a Blocked Account Control Agreement, when each Blocked Account Control Agreement is executed and delivered by all parties thereto, the Interim Administrative Agent, for the benefit of the Secured Parties, shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Company in such Collateral and the proceeds thereof, as security for the Interim Obligations, prior and superior in right to any other Person except as provided under the applicable Blocked Account Control Agreement with respect to the securities intermediary a party thereto.

4.20         Solvency.  Immediately after the Transactions to occur on the Funding Date, each Loan Party is, and after giving effect to the Acquisition and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be and will continue to be, Solvent.

4.21         Indebtedness.  Immediately after the consummation of the Transactions to occur on the Funding Date, neither Constellation nor any of its Subsidiaries has (or will have) any Indebtedness outstanding other than Indebtedness permitted by the final paragraph of Section 7.2.

4.22         Anti-Terrorism Laws.  (a)  No Loan Party is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(b)       None of the Loan Parties or their agents acting or benefiting in any capacity in connection with the Term Loans or other transactions hereunder, is any of the following (each a “Blocked Person”):

(i)            a person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

(ii)           a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

(iii)          a person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)          a person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224;

(v)           a person that is named as a “specially designated national” on the most current list published by the United States Treasury Department’s Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or

(vi)          a person who is affiliated or associated with a person listed above.

(c)       No Loan Party, or to the knowledge of any Loan Party, any of its agents acting in any capacity in connection with the Term Loans or other transactions hereunder (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224.

SECTION 5.    CONDITIONS PRECEDENT

5.1           Effective Date.  The obligations of the Loan Parties and the rights of the Lenders and the Interim Administrative Agent under this Agreement and the Loan Documents shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with the terms of this Agreement), which conditions shall be deemed to have been unconditionally satisfied or waived by the execution by all parties of this Agreement on the date hereof:

(a)       The Interim Administrative Agent (or its counsel) shall have received (i) from each party hereto either (x) a counterpart of this Agreement signed on behalf of such party or (y) written evidence satisfactory to the Interim Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) the Disclosure Letter.

(b)       The Interim Administrative Agent shall have received a favorable written opinion (addressed to the Interim Administrative Agent and the Lenders and dated the Effective Date) of (i) Cooley Godward Kronish LLP, counsel for the Company and Port Authority Technologies, Inc., and (ii) Arthur Cox, local Irish counsel to the Irish Borrower, in form and substance reasonably satisfactory to the Interim Administrative Agent, and, in the case of each such opinion required by this paragraph, covering such other matters relating to the Loan Parties, the Loan Documents or the Transactions as the Interim Administrative Agent shall reasonably request.  The Borrowers hereby request such counsel to deliver such opinions.

(c)       The Interim Administrative Agent shall have received such documents and certificates relating to the organization, existence and good standing (or its equivalent, if any) of each Loan Party, the authorization of the Transactions (to which it is a party) and any other legal matters relating to the Loan Parties, the Loan Documents or the Transactions (to which it is a party), in the form reasonably required by or acceptable to the Interim Administrative Agent.

(d)       The Interim Administrative Agent shall have received (i) the Fee Letter executed by the Company and (ii) all fees and other amounts due and payable under the Loan Documents on or prior to the Effective Date, to the extent invoiced prior to the Effective Date, including all out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by any Loan Party under any Loan Document.

(e)       [Intentionally Deleted]

(f)        [Intentionally Deleted]

(g)       The Lenders shall have received the financial statements referred to in Section 4.1(b) (other than any such financial statements of Constellation and its Subsidiaries).

(h)       The Lenders shall have received a business plan of the Company and its Subsidiaries for the fiscal years 2007 through 2014 (including quarterly projections for the first four fiscal quarters ending after the Effective Date), with respect to the Group Members together with a certificate of a Responsible Officer of the Company certifying that such business plan is based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such business plan is incorrect or misleading in any material respect (it being understood that such business plan is subject to significant uncertainties and there can be no assurance the results therein will be achieved).

(i)        The Interim Administrative Agent shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, as reasonably requested by the Interim Administrative Agent.

(j)        The Company shall have entered into an option to purchase a designated number of Sterling, reasonably acceptable to Morgan Stanley & Co. Incorporated (or its Affiliates) in its capacity as financial advisor to the Company in connection with the Acquisition, during the Certain Funds Period, which option shall have terms and conditions reasonably satisfactory to Morgan Stanley & Co. Incorporated (or its Affiliates) in its capacity as financial advisor to the Company in connection with the Acquisition.

(k)       The Company and its Subsidiaries shall have at least $217,000,000 of cash and Cash Equivalents (which Cash Equivalents shall be as described in the information previously delivered to the Interim Administrative Agent) and shall have delivered satisfactory evidence to the Interim Administrative Agent confirming such amount.

(l)        The Interim Administrative Agent shall have received a certified copy of the latest draft of the Acquisition Agreement, in form and substance satisfactory to the Interim Administrative Agent.

(m)      The Interim Administrative Agent shall have received a certificate from the Company confirming that each of the Company and its Subsidiaries are members of the same group of companies consisting of a holding company and its subsidiaries for the purposes of Section 155 of the Companies Act, 1963 of Ireland, as amended, and Section 35 of the Companies Act, 1990 of Ireland, as amended.

5.2           Conditions to the Funding Date.  The obligations of the Lenders to make Term Loans hereunder shall not become effective unless, on or prior to the date of the Funding Date, each of the following conditions is satisfied (or waived in accordance with the terms of this Agreement) which conditions shall be deemed to have been unconditionally satisfied or waived on the first funding of a Term Loan hereunder:

(a)       If an Offer Conversion has not occurred, the Interim Administrative Agent shall have received certified copies of the Scheme Press Release, the Scheme Circular, the Court Order, the prints of the resolutions passed at each of the Court Meetings and the extraordinary general meeting, the certificate of the Registrar of Companies confirming registration of the Court Order, the executed Acquisition Agreement and, if a receiving agent has been appointed, an instruction letter from the Company to the receiving agent to hold the shares acquired by the Company or its nominees pursuant to the Scheme to the order of the Interim Administrative Agent.

(b)       If an Offer Conversion has occurred, the Interim Administrative Agent shall have received a copy of the announcement that the Offer has become or been declared unconditional in all respects, including confirmation that acceptances have been received pursuant to the Offer in respect of the Capital Stock of Constellation which, when aggregated with (i) any Capital Stock of Constellation owned by the Company and its Subsidiaries and (ii) any other Capital Stock of Constellation which are otherwise capable of being counted towards fulfilling the acceptance condition in accordance with Note 5 on Rule 10 of the City Code, represent more than 75% of the Capital Stock of Constellation.

(c)       The Company shall have entered into the Senior Credit Agreement, which shall have become unconditional in accordance with its terms, subject only to this Term Facility becoming unconditional in all respects, without any waiver or modification thereof (other than any waiver or modification which is not material and adverse to the interests of the Lenders).

(d)       The Interim Administrative Agent and the Syndication Agent, as applicable, shall have received all fees and other amounts due and payable under the Loan Documents on or prior to the Funding Date, to the extent invoiced prior to the Funding Date, including all out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by any Loan Party under any Loan Document or evidence satisfactory to the Interim Administrative Agent and the Syndication Agent, as applicable (acting reasonably), that any such fees and other amounts will be paid out of the proceeds of the Borrowing on the Funding Date.

(e)       The Interim Administrative Agent shall have received a favorable written opinion (addressed to the Interim Administrative Agent and the Lenders and dated the Funding Date) of each of Cooley Godward Kronish LLP, counsel for the Company and its Subsidiaries each in form and substance reasonably satisfactory to the Interim Administrative Agent, and in the case of each such opinion required by this paragraph, covering such other matters relating to the Loan Parties, the Loan Documents or the Transactions as the Interim Administrative Agent shall reasonably request.  The Borrowers hereby request such counsel to deliver such opinions.

(f)        [Intentionally Deleted]

(g)       The Interim Administrative Agent shall be satisfied that all amounts in the Escrow Accounts shall have been (or will, on the same date as the proceeds of the Term Loans are applied hereunder, be) applied to satisfy the terms of the Offer or Scheme and to fund the Acquisition.

(h)       The Lenders shall have received the Pro Forma Financial Statements referred to in Section 4.1(a).

5.3           Each Credit Event.  Subject to Section 5.4, the obligation of the Lenders to make Term Loans on the occasion of any Borrowing is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a)       The representations and warranties of each Loan Party set forth in the Loan Documents (other than, on the Effective Date, the representation and warranty set forth in Section 4.2)) shall be true and correct in all material respects on and as of the date of such Borrowing (except to the extent that any representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall have been true and correct in all material respects as of such earlier date and except that after the Effective Date the representation and warranty set forth in Section 4.2 shall be deemed to refer to the date of the most recent financial statements presented pursuant to Section 6.1(a)).

(b)           At the time of and immediately after giving effect to such Borrowing no Default shall have occurred and be continuing.

Each Borrowing (provided that a conversion or a continuation of a Borrowing shall not constitute a “Borrowing” for purposes of this Section) other than a Certain Funds Loan shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in this Section.

5.4           Certain Funds.

(a)       Notwithstanding anything to the contrary in this Section 5 or any other provision in a Loan Document during the Certain Funds Period, the obligation of each Lender to make a Term Loan on the occasion of any Borrowing which is a Certain Funds Loan is subject only to the satisfaction or waiver of the conditions set forth in Sections 5.1 and 5.2 and receipt of the request therefor in accordance herewith and to the satisfaction or waiver of the following conditions (and for the avoidance of doubt Section 5.3 shall not apply to a Certain Funds Loan):

(i)            no Major Event of Default is outstanding or would result from the making of any such Borrowing;

(ii)           it is not unlawful for the Borrowers to exercise any of their Borrowing rights or a Lender to perform any of its lending obligations under this Agreement, in each case in respect of such Certain Funds Loan; provided that, if it is unlawful for a Lender to perform its lending obligations in respect of such Certain Funds Loans, this in itself will not preclude each other Lender from performing its lending obligations in respect of such Certain Funds Loans; and

(iii)          neither Borrower shall have cancelled or rescinded this Agreement.

(b)       Unless any of the conditions set out in Sections 5.4(a)(i) to (iii) (inclusive) is not satisfied or waived at the relevant time, during the Certain Funds Period none of the Lenders or the Agents shall be entitled to:

(i)            cancel any of its Commitments to the extent that to do so would prevent or limit the making of a Certain Funds Loan under and as defined in this Agreement;

(ii)           rescind, terminate or cancel this Agreement or exercise any similar right or remedy or make or enforce any claim under the Loan Documents it may have to the extent that to do so would prevent or limit the making of a Certain Funds Loan or the utilization thereof for a Permitted Purpose under and as defined in this Agreement;

(iii)          refuse to participate in the making of a Certain Funds Loan or the utilization thereof for a Permitted Purpose under and as defined in this Agreement;

(iv)          exercise any right of setoff or counterclaim to the extent that so doing would prevent or limit the making of a Certain Funds Loan or the utilization thereof for a Permitted Purpose under and as defined in this Agreement; or

(v)           cancel, accelerate or cause repayment or prepayment of any amounts owing hereunder or under any other Loan Document to the extent that so doing would prevent or limit the making of a Certain Funds Loan or the utilization thereof for a Permitted Purpose under and as defined in this Agreement.

Nothing in this Section 5.4 will affect the rights of any of the Lenders or the Interim Administrative Agent in respect of any Event of Default not cured or waived at the expiry of the Certain Funds Period, irrespective of whether any Event of Default occurred during the Certain Funds Period or not.

SECTION 6.    AFFIRMATIVE COVENANTS

The Borrowers hereby agree that, so long as the Commitments remain in effect or any Term Loan or other amount is owing to any Lender or Agent hereunder, the Borrowers shall and shall cause each of their Subsidiaries to:

6.1           Financial Statements.  Furnish to the Interim Administrative Agent and each Lender:

(a)       as soon as available, but in any event on the earlier of the date 90 days (or, solely with respect to the fiscal year in which the Acquisition occurred, 120 days) after the end of each fiscal year of the Company and the date that such information is filed with the SEC, a copy of the audited consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Ernst & Young LLP or other independent certified public accountants of nationally recognized standing; and

(b)       as soon as available, but in any event on the earlier of the date that is 45 days after the end of each of the first three quarterly periods of each fiscal year of the Company and the date that such information is filed with the SEC, the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year end audit adjustments and the absence of footnotes); and

(c)       as soon as available, but in any event not later than the date that is 30 days prior to the Funding Date, the unaudited pro forma consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of the last fiscal quarter for which financial statements have been delivered pursuant to Section 6.1(b) (including the notes thereto) and the unaudited pro forma consolidated income statements for the twelve-month period ending as at the end of such fiscal quarter (such financial statements, the “Pro Forma Financial Statements”).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein); provided that the financial information of Constellation and its Subsidiaries included in the Pro Forma Financial Statements shall not be prepared in accordance with GAAP but shall be prepared with good faith adjustments applied consistently throughout the period reflected therein.

6.2           Certificates; Other Information.  Furnish to the Interim Administrative Agent and each Lender (or, in the case of clause (i), to the relevant Lender):

(a)       concurrently with the delivery of the financial statements referred to in Section 6.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate, it being understood that such certificate shall be limited to the items that independent certified accountants are permitted to cover in such certificates pursuant to their professional standards and customs of the profession;

(b)       concurrently with the delivery of any financial statements pursuant to Section 6.1 (or, in the case of (ii)(y) below, concurrently with the delivery of any financial statements pursuant to 6.1(a)), (i) a certificate of a Responsible Officer of the Company stating that, to the best of each such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, (x) a Compliance Certificate containing all information and calculations necessary for determining compliance by each Group Member with the provisions of Section 7.1 as of the last day of the fiscal quarter or fiscal year of the Company, as the case may be, and, if applicable, for determining the Applicable Margins, and (y) to the extent not previously disclosed to the Interim Administrative Agent, a listing of any Intellectual Property acquired by any Loan Party since the date of the most recent list delivered pursuant to this clause (y) (or, in the case of the first such list so delivered, since the Effective Date);

(c)       as soon as available, and in any event no later than 45 days after the end of each fiscal year of the Company, a consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Company and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto for such fiscal year), and, promptly after such have been presented to the Board of Directors of the Company, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer of the Company stating that such Projections are based on reasonable estimates, information and assumptions (it being understood Projections are subject to significant uncertainties and there can be no assurance the results therein will be achieved);

(d)       if the Company is not then a reporting company under the Securities Exchange Act of 1934, as amended, within 45 days after the end of each fiscal quarter of the Company (or 90 days, in the case of the last fiscal quarter of any fiscal year), a narrative discussion and analysis of the financial condition and results of operations of the Company and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the portion of the Projections covering such periods and to the comparable periods of the previous year;

(e)       within five days after the same are sent, copies of all financial statements and reports that the Company sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports that the Company may make to, or file with, the SEC;

(f)        promptly, after any request by the Interim Administrative Agent, any final “management” letter submitted by such accountants to management in connection with their annual audit;

(g)       to the extent not otherwise delivered to the Interim Administrative Agent, within five days after the same are sent, copies of any notices or information that the Company sends to the holders of the Senior Loans;

(h)       no later than five Business Days prior to the effectiveness thereof, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to the Senior Loan Documents; and

(i)        promptly, such additional financial and other information as any Lender may from time to time reasonably request, including with respect to the Patriot Act.

6.3           Payment of Obligations.  Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member.

6.4           Maintenance of Existence; Compliance.  (a)  (i)  Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations, Organizational Documents and Requirements of Law (including, without limitation, ERISA and the Code) except to the extent that failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

6.5           Maintenance of Property; Insurance.  (a)  Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

6.6           Inspection of Property; Books and Records; Discussions.  (a)  Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of the Interim Administrative Agent or any Lender, at their own expense, to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time, on prior reasonable notice and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their independent certified public accountants.

6.7           Notices.  Promptly give notice to the Interim Administrative Agent and each Lender of:

(a)       the occurrence of any Default or Event of Default;

(b)       any litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that if adversely determined, as the case may be, would reasonably be expected to have a Material Adverse Effect;

(c)       any litigation or proceeding affecting any Group Member (i) in which the aggregate amount claimed against the Group Member and not covered by insurance exceeds $2,500,000, (ii) in which injunctive or similar relief is sought and which would reasonably be expected to have a Material Adverse Effect or (iii) which relates to any Loan Document;

(d)       the following events, as soon as possible and in any event within 30 days after the Company knows or has reason to know thereof:  (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Company or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Plan; and

(e)       any development or event that has had or could reasonably be expected to have a Material Adverse Effect or, in lieu thereof, at any time the Company is a reporting company under the Securities Exchange Act of 1934, as amended, delivery of each 8-K filed by the Company with the SEC.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower or the relevant Subsidiary proposes to take with respect thereto.

6.8           Environmental Laws.  (a)  Comply with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except, in each case, to the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b)       Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.9           Interest Rate Protection; Hedging Requirements.  In the case of the Company, prior to the initial Funding Date, enter into, and thereafter maintain, Hedge Agreements to the extent necessary to provide that at least 50% of the aggregate principal amount of Term Loans that the Company reasonably anticipates will be outstanding after the Funding Date (such amount, the “Anticipated Amount”) is subject to either a fixed interest rate or interest rate protection for a period of not less than 2-1/2 years (calculated based on the weighted average of the maturities of all such Hedge Agreements), which Hedge Agreements shall have other terms and conditions reasonably satisfactory to the Interim Administrative Agent; provided that if the aggregate principal amount of Term Loans outstanding 60 days after the Funding Date is higher than the Anticipated Amount (such amount, the “Excess Amount”), then the Company shall promptly enter into Hedge Agreements meeting the requirements of this Section 6.9 with respect to the Excess Amount.

6.10         [Intentionally Deleted]

6.11         Offer Conversion.  If the Company intends to withdraw (or cause the withdrawal of) the Scheme and to make an Offer (such actions, the “Offer Conversion”), (a) notify the Interim Administrative Agent by written notice (the “Offer Conversion Notice”) as soon as reasonably practicable of its intent to do so and (b) cause the Scheme to be withdrawn and an Offer Press Release to be issued in accordance with Section 6.13(a).

6.12         Conduct of the Scheme. Unless an Offer Conversion takes place, the Company shall:

(a)       Scheme Press Release.  Issue the Scheme Press Release promptly after the date of this Agreement and in any event within five Business Days of the date of this Agreement.

(b)       Scheme Documents.  (i)  Dispatch the Scheme Circular as soon as practicable after satisfaction or waiver in accordance with Section 7.17(c) of the pre-conditions set forth in the Scheme Press Release, and in any event within 28 days after satisfaction or waiver in accordance with Section 7.17(c) of the pre-conditions set forth in the Scheme Press Release or within such longer period as the Panel may permit.

(ii)           Ensure that the terms and conditions of the Scheme Circular are consistent in all material respects with the transaction described in the Draft Acquisition Agreement and Scheme Press Release (other than any inconsistency which would not be material and adverse to the interest of the Lenders) and comply with applicable law.

(iii)          Ensure that the terms and conditions of the Acquisition Agreement are consistent in all material respects with the terms of the Draft Acquisition Agreement (other than any inconsistency which would not be material and adverse to the interests of the Lenders) except that the cash consideration payable pursuant to the Scheme and the other terms and conditions may be different to that specified in the Draft Acquisition Agreement to the extent agreed in writing with the Interim Administrative Agent.

(c)       Progress of the Scheme.  Subject to any confidentiality restrictions entered into in good faith and binding on them and consistent with the preservation of all privileged communications as such:  (i) keep the Interim Administrative Agent informed as to any material developments in relation to the Scheme; and (ii) promptly (following receipt from the Interim Administrative Agent of a written request itemizing the same in sufficient detail to enable the Company or Bidco to identify the same specifically) provide on a non-reliance basis the Interim Administrative Agent with information as to the progress of the Scheme and with all material written information and material written formal advice on a specific circumstance (and not for the avoidance of doubt of a generic or general nature) received by it in relation to the Scheme (excluding for the avoidance of doubt any preliminary advice which is later superseded).  Notify the Interim Administrative Agent promptly following the issuance of the Court Order.

(d)       Announcements.  (i) Promptly deliver to the Interim Administrative Agent:  (x) copies of all press and other public announcements made by itself in connection with or in relation to the Scheme; and (y) subject to any confidentiality restrictions entered into in good faith and binding on them, any material, written, formal documents or material written, formal statements issued to and received by them and binding on them from the Panel, the OFT, the Competition Commission or any other regulatory authority (including the Courts) in relation to the Scheme; and (ii) where any announcement, press release or publicity material to be issued by it or on its behalf refers to the Interim Administrative Agent, the Syndication Agent or any other Lender, the Lead Arranger, or any Agent or the Term Facility, not release or permit such announcement, press release or publicity material to be released by any Group Member until the Interim Administrative Agent has given its consent to such references to the Interim Administrative Agent, the Syndication Agent or any other Lender, the Lead Arranger or any other Agent or the Term Facility (such approval not to be unreasonably withheld or rendered subject to unreasonable conditions and to be given or refused within 24 hours of receipt by the Interim Administrative Agent of the relevant material and, if no response is received within such 24 hour period, consent is deemed to be given); provided that no such consent or approval will be required to make an announcement, press release, or publicity material required to be made to comply with the City Code and any other relevant laws or regulation (but the Company and Bidco shall use all reasonable endeavors to consult with the Interim Administrative Agent prior to making the announcement and to avoid references therein to the Interim Administrative Agent, the Syndication Agent or any other Lender, the Lead Arranger or any other Agent or the Term Facility).

(e)       Conduct of the Scheme.  Ensure that each Scheme Document, all other documents issued by it or on its behalf in connection with the Scheme and the conduct of the Scheme comply in all material respects with all applicable laws and regulations (including the requirements of the City Code) and with the terms of the Acquisition Agreement, use commercially reasonable efforts to obtain, maintain and renew, as and when necessary, all material consents from all governmental and other regulatory authorities required in connection with the Scheme, and ensure that all of its material obligations in connection with the Scheme are performed in all material respects, it being understood that the Company shall not be obligated to consummate the Acquisition.

(f)        Certificate of Registration of Sanctioning of the Scheme.  Ensure that a copy of the Court Order is delivered to the Registrar of Companies and obtain a certificate of registration relating to the same within two Business Days of receipt thereof.

6.13         Conduct of the Offer.  If an Offer Conversion has occurred:

(a)       Offer Press Release.  Issue the Offer Press Release promptly after the date the Offer Conversion Notice is delivered and in any event within five Business Days of the date the Offer Conversion Notice is delivered.

(b)       Offer Document.  Dispatch the Offer Document as soon as practicable, and in any event within 28 days after satisfaction of the pre-conditions set forth in the Offer Press Release or within such longer period as the Panel may permit, and ensure that the terms and conditions of the Offer Document are (i) consistent in all material respects with the terms of the Offer Press Release and (ii) are consistent as regards all terms in any way material to the interests of the Lenders with those terms recorded in the Scheme Circular (other than any inconsistency which would not be material and adverse to the interests of the Lenders, including an acceptance set at 90% of the Shares in Constellation to which the Offer relates (or such lower percentage as the Company may, subject to the City Code, decide; provided that such percentage shall not be lower than 75%)) except that the cash consideration payable pursuant to the Offer Document may not be higher than that specified in the Offer Press Release and the other terms and conditions may be different to that specified in the Offer Press Release to the extent agreed in writing with the Interim Administrative Agent.

(c)       Progress of the Offer.  Subject to any confidentiality restrictions entered into in good faith and binding on them:  (i) keep the Interim Administrative Agent informed as to any material developments in relation to the Offer; and (ii) promptly (following receipt from the Interim Administrative Agent of a written request itemizing the same in sufficient detail to enable the Company or Bidco to identify the same specifically) provide on a non-reliance basis the Interim Administrative Agent with information as to the progress of the Offer and with all material written information and material, written formal advice on a specific circumstance (and not for the avoidance of doubt of a generic or general nature) received by it in relation to the Offer (excluding for the avoidance of doubt any preliminary advice which is later superseded).

(d)       Announcements.  (i) Promptly deliver to the Interim Administrative Agent:  (x) copies of all press and other public announcements made by itself in connection with or in relation to the Offer; and (y) subject to any confidentiality restrictions entered into in good faith and binding on them, any material, written, formal documents or material written, formal statements issued to and received by them and binding on them from the Panel, the OFT, the Competition Commission or any other regulatory authority (including the Courts) in relation to the Offer; and (ii) where any announcement, press release or publicity material to be issued by it or on its behalf refers to the Interim Administrative Agent, the Syndication Agent or any other Lender, the Lead Arranger, or any Agent or the Term Facility, not release or permit such announcement, press release or publicity material to be released by any Group Member until the Interim Administrative Agent has given its consent to such references to the Interim Administrative Agent, the Syndication Agent or any other Lender, the Lead Arranger or any other Agent or the Term Facility (such approval not to be un-reasonably withheld or rendered subject to unreasonable conditions and to be given or refused within 24 hours of receipt by the Interim Administrative Agent of the relevant material and, if no response is received within such 24 hour period, consent is deemed to be given); provided that no such consent or approval will be required to make an announcement, press release, or publicity material required to be made to comply with the City Code and any other relevant laws or regulation (but the Company and Bidco shall use all reasonable endeavors to consult with the Interim Administrative Agent prior to making the announcement and to avoid references therein to the Interim Administrative Agent, the Syndication Agent or any other Lender, the Lead Arranger or any other Agent or the Term Facility).

(e)       Conduct of the Offer.  Ensure that the Offer Press Release, the Offer Document, all other documents issued by it or on its behalf in connection with the Offer and the conduct of the Offer comply in all material respects with all applicable laws and regulations (including the requirements of the City Code), use commercially reasonable efforts to obtain, maintain and renew, as and when necessary, all material consents from all governmental and other regulatory authorities required in connection with the Offer, and ensure that all of its material obligations in connection with the Offer are performed in all material respects, it being understood that the Company shall not be obligated to consummate the Acquisition.

(f)        Purchase of Remaining Constellation Shares.  Ensure that Compulsory Purchase Notices are dispatched within 10 Business Days of the Company, or Bidco, being entitled to dispatch such notices.

6.14         Further Assurances.  From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Interim Administrative Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents.  Upon the proper exercise by the Interim Administrative Agent of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording qualification or authorization of any Governmental Authority, the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Interim Administrative Agent or such Lenders may be required to obtain from the Borrower or any of its Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

6.15         Rated Credit Facility; Corporate Ratings.  Use commercially reasonable efforts to (a) have a formal ratings presentation to each of S&P and Moody’s with respect to the Company and the Term Facility at such date as the Interim Administrative Agent deems necessary or appropriate, (b) cause the Term Facility made available under this Agreement to be rated by S&P and Moody’s no later than 30 days prior to the Funding Date, (c) cause the Term Facility to be continuously rated thereafter by S&P and Moody’s, (d) cause the Company to receive a Corporate Family Rating and Corporate Rating no later than 30 days prior to the Funding Date and (e) cause the Company to continuously receive a Corporate Family Rating and Corporate Rating.

6.16         Syndication.  Following the Effective Date, actively assist the Lead Arranger in achieving a Successful Syndication of the Term Facility.  Such assistance shall include (a) the Company providing and causing its advisors to provide to the Lead Arranger promptly upon request all information reasonably deemed necessary by the Lead Arranger to complete such syndication, including, but not limited to, information and evaluations prepared by the Company and its advisors relating to the Transactions, (b) the Company’s assistance in the preparation of the Confidential Information Memorandum to be used in connection with the syndication of the Term Facility, which shall be substantially complete at least 30 calendar days prior to the Funding Date, (c) the Company using its commercially reasonable efforts to ensure that the syndication efforts of the Lead Arranger benefit materially from the Company’s existing lending relationships and (d) the Company otherwise assisting the Lead Arranger in its syndication efforts, including by making the Company’s officers and advisors available from time to time to attend and make presentations regarding the business and prospects of the Company, as appropriate, at one or more meetings of prospective Lenders at least 30 calendar days prior to the Funding Date.

6.17         Blocked Accounts; Escrow Accounts.

(a)       Within fifteen days after the Effective Date (or such longer period as may be agreed by the Interim Administrative Agent in its sole discretion), deposit cash and Cash Equivalents of the Company and its Subsidiaries in one or more Blocked Accounts in an aggregate amount no less than $217,000,000.

(b)       Subject to clause (c) below, maintain such Blocked Accounts with an aggregate minimum balance of $217,000,000 until any commitments with respect to the Term Loans have been terminated and the Term Loans have been indefeasibly paid in full.

(c)       No later than five days prior to the Funding Date, liquidate Cash Equivalents of the Company and its Subsidiaries and deposit all proceeds therefrom together with cash of the Company and its Subsidiaries in an aggregate amount no less than $217,000,000 in one or more Escrow Accounts to be used to satisfy the Offer or Scheme and to fund, in part, the Acquisition.

SECTION 7.    NEGATIVE COVENANTS

The Borrowers hereby agree that, so long as the Commitments remain in effect or any Term Loan or other amount is owing to any Lender or Agent hereunder, the Borrowers shall not, and shall not permit any of their Subsidiaries to, directly or indirectly:

7.1           Financial Condition Covenants.  (a)  Consolidated Leverage Ratio.  Commencing with the first full fiscal quarter after the quarter in which the Funding Date occurs, permit the Consolidated Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Company ending with any fiscal quarter set forth below to exceed the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter	Consolidated Leverage Ratio $300 Million Base Case	Consolidated Leverage Ratio $180 Million Base Case
June 30, 2007	4.00 to 1.00	2.50 to 1.00
September 30, 2007	4.00 to 1.00	2.50 to 1.00
December 31, 2007	4.00 to 1.00	2.50 to 1.00
March 31, 2008	3.75 to 1.00	2.25 to 1.00
June 30, 2008	3.75 to 1.00	2.25 to 1.00
September 30, 2008	3.75 to 1.00	2.25 to 1.00
December 31, 2008	3.75 to 1.00	2.25 to 1.00
March 31, 2009	3.25 to 1.00	1.75 to 1.00
June 30, 2009	3.25 to 1.00	1.75 to 1.00
September 30, 2009	3.25 to 1.00	1.75 to 1.00
December 31, 2009	3.25 to 1.00	1.75 to 1.00

Fiscal Quarter	Consolidated Leverage Ratio $300 Million Base Case	Consolidated Leverage Ratio $180 Million Base Case
March 31, 2010	2.75 to 1.00	1.50 to 1.00
June 30, 2010	2.75 to 1.00	1.50 to 1.00
September 30, 2010	2.75 to 1.00	1.50 to 1.00
December 31, 2010	2.75 to 1.00	1.50 to 1.00
March 31, 2010	2.25 to 1.00	1.50 to 1.00
June 30, 2010	2.25 to 1.00	1.50 to 1.00
September 30, 2010	2.25 to 1.00	1.50 to 1.00
December 31, 2010 and each quarter thereafter	2.25 to 1.00	1.50 to 1.00

; provided that if the Incurred Amount (as defined below) is less than $300,000,000 but greater than $180,000,000, the numerator in each of the above ratios shall be adjusted as follows by (a) the product of the Ratio Difference times the Adjustment Factor plus (b) the numerator in the ratio set forth above for the $180 Million Base Case for the applicable quarter.

For purposes of this Section 7.1(a), the following terms shall have the following meanings:

“$180 Million Base Case”: the incurrence by the Company and the Irish Borrower on the Funding Date of an aggregate principal amount of Term Loans and Senior Loans less than or equal to $180,000,000.

“$300 Million Base Case”: the incurrence by the Company and the Irish Borrower on the Funding Date of an aggregate principal amount of Term Loans and Senior Loans equal to or greater than $300,000,000.

“Adjustment Factor”: (a) the Incurred Amount minus $180,000,000 divided by (b) $120,000,000.

“Incurred Amount”: the aggregate principal amount of Term Loans and Senior Loans incurred on the Funding Date.

“Ratio Difference”: (a) the numerator in the ratio set forth above for the $300 Million Base Case for the applicable quarter minus (b) the numerator in the ratio set forth above for the $180 Million Base Case.

(b)       Consolidated Interest Coverage Ratio.  Commencing with the first full fiscal quarter after the quarter in which the Funding Date occurs, permit the Consolidated Interest Coverage Ratio for any period of four consecutive fiscal quarters of the Company to be less than the (a) in the $180 Million Base Case, 3.50 to 1.00 at the end of each fiscal quarter and (b) in the $300 Million Base Case, 3.00 to 1.00; provided that if the Incurred Amount (as defined below) is less than $300,000,000 but greater than $180,000,000, the numerator in each of the above ratios shall be adjusted as follows: (a) the numerator in the ratio set forth above for the $180 Million Base Case for the applicable quarter minus (b) the product of the Ratio Difference times the Adjustment Factor.

For purposes of this Section 7.1(b), the following terms shall have the following meanings:

“$180 Million Base Case”: the incurrence by the Company and the Irish Borrower on the Funding Date of an aggregate principal amount of Term Loans and Senior Loans less than or equal to $180,000,000.

“$300 Million Base Case”: the incurrence by the Company and the Irish Borrower on the Funding Date of an aggregate principal amount of Term Loans and Senior Loans equal to or greater than $300,000,000.

“Adjustment Factor”: (a) the Incurred Amount minus $180,000,000 divided by (b) $120,000,000.

“Incurred Amount”: the aggregate principal amount of Term Loans and Senior Loans incurred on the Funding Date.

“Ratio Difference”: (a) the numerator in the ratio set forth above for the $180 Million Base Case for the applicable quarter minus (b) the numerator in the ratio set forth above for the $300 Million Base Case.

7.2           Indebtedness.  Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a)       Indebtedness of any Loan Party pursuant to any Loan Document;

(b)       Indebtedness (i) of the Company to any Subsidiary, (ii) of any Wholly Owned Subsidiary Guarantor to the Company or any other Subsidiary, (iii) of any Foreign Subsidiary to any other Foreign Subsidiary and (iv) subject to Section 7.8(h), of any Foreign Subsidiary to the Company or any Wholly Owned Subsidiary Guarantor; provided that any such Indebtedness is evidenced by, and subject to the provisions (including the subordination provisions) of the Intercompany Note;

(c)       Guarantee Obligations incurred in the ordinary course of business by the Company or any of its Subsidiaries of obligations of the Company, any Wholly Owned Subsidiary Guarantor and, subject to Section 7.8(h), of any Foreign Subsidiary;

(d)       Indebtedness outstanding on the date hereof and listed on Schedule 7.2(d) of the Disclosure Letter and any refinancings, refundings, renewals or extensions thereof (without increasing, or shortening the maturity of, the principal amount thereof);

(e)       Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 7.3(g) in an aggregate principal amount not to exceed $15,000,000 at any one time outstanding;

(f)        Indebtedness and Guarantee Obligations in respect of the Senior Credit Agreement;

(g)       Hedge Agreements permitted under Section 7.12;

(h)       Indebtedness in respect of performance, bid, surety, indemnity, appeal bonds, completion guarantees and other obligations of like nature and guarantees and/or obligations as an account party in respect of the face amount of letters of credit in respect thereof, in each case securing obligations not constituting Indebtedness for borrowed money (including worker’s compensation claims, environmental remediation and other environmental matters and obligations in connection with self-insurance or similar requirements) provided in the ordinary course of business;

(i)        Indebtedness arising from the endorsement of instruments in the ordinary course of business;

(j)        Indebtedness of a Person existing at the time such Person became a Subsidiary of any Loan Party (such Person, an (“Acquired Person”), together with all Indebtedness assumed by such Loan Party or any of its Subsidiaries in connection with any acquisition permitted under Section 7.8 (other than the Acquisition), but only to the extent that (i) such Indebtedness was not created or incurred in contemplation of such Person becoming a Subsidiary or such acquisition, (ii) any Liens securing such Indebtedness attach only to the assets of the Acquired Person and (iii) the aggregate principal amount of such Indebtedness does not exceed $15,000,000 at any one time outstanding;

(k)       Earn-Out Obligations;

(l)        unsecured Permitted Subordinated Indebtedness incurred to finance a Permitted Acquisition, in each case incurred simultaneously with the consummation of such Permitted Acquisition, in an aggregate principal amount not to exceed (i) $50,000,000 at any one time outstanding or (ii) $75,000,000 at any one time outstanding if the pro forma Consolidated Leverage Ratio giving effect to the incurrence of such Indebtedness (calculated using the most recent financial statements delivered pursuant to Section 6.1), does not exceed 2.0 to 1.0;

(m)      Indebtedness relating to tenant improvement loans incurred in the ordinary course of business;

(n)       Indebtedness of Constellation or its Subsidiaries existing on the date the Acquisition is consummated, but only to the extent that (i) such Indebtedness was not created or incurred in contemplation of the Acquisition, (ii) any Liens securing such Indebtedness attach only to the assets of Constellation or its Subsidiaries and (iii) the aggregate principal amount of such Indebtedness does not exceed $5,000,000 at any one time outstanding; provided that such Indebtedness shall only be permitted to exist for 60 days following the date the Acquisition is consummated;

(o)       Indebtedness of the Company or any Subsidiary as an account party or applicant in respect of letters of credit (other than Letters of Credit issued hereunder) incurred in the ordinary course of business; provided that the aggregate face amount of such letters of credit does not exceed $7,500,000; and

(p)       additional Indebtedness of the Company or any of its Subsidiaries in an aggregate principal amount (for the Company and all Subsidiaries) not to exceed $15,000,000 at any one time outstanding.

Notwithstanding anything to the contrary set forth herein, immediately after the consummation of the Transactions to occur on the Funding Date, there shall be no Indebtedness outstanding at Constellation or any of its Subsidiaries, other than Indebtedness permitted by Section 7.2(a), (b), (c), (e), (f), (g), (h), (i), (m) and (n).

7.3           Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except for:

(a)       Liens for taxes or other governmental charges or levies not delinquent beyond any grace period or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Company or its Subsidiaries, as the case may be, in conformity with GAAP;

(b)       landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

(c)       banker’s Liens, rights of setoff, or similar rights and remedies as to deposit accounts or pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d)       deposits to secure the performance of bids, tenders, trade contracts (other than for borrowed money), government contracts, leases, statutory or regulatory obligations, surety and appeal bonds, performance bonds, return of money bonds and other obligations of a like nature incurred in the ordinary course of business;

(e)       easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries;

(f)        Liens in existence on the date hereof listed on Schedule 7.3 of the Disclosure Letter, securing Indebtedness permitted by Section 7.2(d), provided that no such Lien is expanded to cover any additional property after the Effective Date and that the amount of Indebtedness secured thereby is not increased;

(g)       Liens securing Indebtedness of the Company or any other Subsidiary incurred pursuant to Section 7.2(e) to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (iii) the amount of Indebtedness secured thereby is not increased;

(h)       Liens created pursuant to the Senior Loan Documents and the Security Documents;

(i)        any (i) interest or title of a lessor or sublessor under any lease not prohibited by this Agreement and covering only the assets so leased, (ii) Lien or restriction that the interest or title of such lessor or sublessor may be subject to, or (iii) subordination of the interest of the lessees or sublessee under such lease to any Lien or restriction referred to in the preceding clause (ii);

(j)        licenses (with respect to intellectual and other property), leases or subleases granted to third parties in the ordinary course of business;

(k)       Liens securing judgments not constituting an Event of Default under Section 8(h);

(l)        the filing of UCC financing statements solely as a precautionary measure in connection with operating leases and consignment arrangements;

(m)      Liens arising as a result of progress payments under government contracts to which the Company or one of its Subsidiaries is a party in the ordinary course of business;

(n)       Liens existing on property acquired by the Company or any Subsidiary at the time such property is so acquired (whether or not the Indebtedness secured thereby shall have been assumed), provided that (i) such Lien is not created in contemplation of such acquisition, (ii) such Lien does not extend to any other property of any Group Member following such acquisition and (iii) the aggregate fair market value of the property subject to such Lien (determined as of the date of such acquisition) does not exceed $15,000,000;

(o)       Liens of sellers of goods to the Company and any of its Subsidiaries arising under Article 2 of the Uniform Commercial Code or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;

(p)       Liens securing Indebtedness permitted by Section 7.2(n) or (o);

(q)       refinancings, renewals and replacements of Liens permitted under this Section 7.3, provided that (i) the amount of Indebtedness secured thereby is not increased and (ii) such Liens do not extend to or cover any property or assets of the Company and its Subsidiaries which immediately prior to such refinancing, renewal or replacement were not subject to a Lien permitted hereunder; and

(r)        Liens not otherwise permitted by this Section so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to the Company and all Subsidiaries) $7,500,000 at any one time.

7.4           Fundamental Changes.  Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of, all or substantially all of its property or business, except that:

(a)       any Subsidiary (other than the Irish Borrower) may merge with (i) the Company; provided, that the Company shall be the continuing or surviving Person, (ii) any one or more other Subsidiaries; provided, that when any Loan Party is merging with another Subsidiary, such Loan Party shall be the continuing or surviving Person, or (iii) subject to Section 7.8(h), with or into any Foreign Subsidiary;

(b)       any Subsidiary of the Company may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Company or any Wholly Owned Subsidiary Guarantor or, subject to Section 7.8(h), any Foreign Subsidiary;

(c)       any Subsidiary that is not a Loan Party may dispose of all or substantially all its assets (including any Disposition that is in the nature of a liquidation) to (i) another Subsidiary that is not a Loan Party or (ii) to a Loan Party;

(d)       any Subsidiary may merge with another Person to effect a transaction permitted under Section 7.8; and

(e)       transactions permitted under Section 7.5 shall be permitted.

7.5           Disposition of Property.  Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a)       the Disposition of obsolete, surplus or worn out property in the ordinary course of business;

(b)       the sale or licensing of inventory, subscriptions to databases or software as a service, all in the ordinary course of business;

(c)       Dispositions permitted by Section 7.4(a), (b), (c) and (d);

(d)       the sale or issuance of any Subsidiary’s Capital Stock to the Company or any Wholly Owned Subsidiary Guarantor;

(e)       Dispositions of cash or Cash Equivalents in the ordinary course of business in transactions not otherwise prohibited by this Agreement; provided that until (i) the Certain Funds Period has expired and (ii) the Term Loans have been indefeasibly paid in full and all commitments with respect thereto have terminated, cash or Cash Equivalents on deposit in the Blocked Accounts may not be disposed of except to be transferred to an Escrow Account or to the satisfy the terms of the Offer or Scheme and fund a portion of the Acquisition consideration;

(f)        discount or otherwise compromise for less than face value thereof, notes or accounts receivable in the ordinary course of business in or to resolve disputes;

(g)       licenses, sublicenses, leases or subleases and similar arrangements for the use of the property in the ordinary course of business;

(h)       Port Authority Technologies, Inc. may Dispose of the Capital Stock of Port Authority Technologies Israel Ltd. to another Subsidiary of the Company;

(i)        Rationalizing Constellation Dispositions; provided that (i) at least 80% of the consideration received in connection therewith consists of cash or Cash Equivalents (ii) the assets are sold for no less than fair market value and (iii) the aggregate fair market value of the Rationalizing Constellation Dispositions identified in clause (ii) of the definition thereof and sold pursuant to this clause (i) does not exceed $50,000,000; and

(j)        the Disposition of other property having a fair market value not to exceed $10,000,000 in the aggregate for any fiscal year of the Company; provided, that at least 90% of the consideration received in connection therewith consists of cash or Cash Equivalents.

7.6           Restricted Payments.  Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, or make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to any principal of Subordinated Debt, in each case, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Company or any Subsidiary (collectively, “Restricted Payments”), except that:

(a)       any Subsidiary may make Restricted Payments to the Company or any Wholly Owned Subsidiary;

(b)       so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Company may purchase its common stock or common stock options from present or former officers or employees of any Group Member upon the death, disability or termination of employment of such officer or employee, provided, that the aggregate amount of payments under this clause (b) after the date hereof (net of any proceeds received by the Company after the date hereof in connection with resales of any common stock or common stock options so purchased) shall not exceed $2,500,000;

(c)       so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Company may purchase its outstanding Capital Stock in an aggregate amount not to exceed the sum of (i) $25,000,000 plus (ii) 50% of the aggregate amount of Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter during which the Effective Date occurs to the end of the most recently ended fiscal quarter for which financial statements were delivered to the Interim Administrative Agent pursuant to Section 6.1 (or if the aggregate amount of Consolidated Net Income for such period shall be a deficit, minus 100% of such deficit);

(d)       the Company and each Subsidiary may pay, prepay or redeem any Permitted Subordinated Indebtedness to the extent such amounts reflect the net proceeds of the sales of Capital Stock of the Company; and

(e)       the Company and its Subsidiaries may purchase, redeem or otherwise acquire any Capital Stock from its employees, officers and directors by net exercise or otherwise, pursuant to the terms of any employee stock option, incentive stock or restricted stock plan; provided that cash payments made pursuant to this clause (e) shall not exceed $7,500,000 during the term of this Agreement.

7.7           Capital Expenditures.  Make or commit to make any Capital Expenditure, except (a) Capital Expenditures of the Company and its Subsidiaries in the ordinary course of business not exceeding $20,000,000 per fiscal year; provided, that (i) up to $10,000,000 of any such amount referred to above, if not so expended in the fiscal year for which it is permitted, may be carried over for expenditure in the next succeeding fiscal year and (ii) Capital Expenditures made pursuant to this clause (a) during any fiscal year shall be deemed made, first, in respect of amounts permitted for such fiscal year as provided above and, second, in respect of amounts carried over from the prior fiscal year pursuant to subclause (i) above and (b) Capital Expenditures made with the proceeds of any Reinvestment Deferred Amount.

7.8           Investments.  Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

(a)       Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business;

(b)       Investments in Cash Equivalents and deposits of cash with banks or other depository institutions in the ordinary course of business;

(c)       Guarantee Obligations permitted by Section 7.2;

(d)       loans and advances to employees of any Group Member in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for all Group Members not to exceed $5,000,000 any one time outstanding;

(e)       the Acquisition;

(f)        Investments in assets useful in the business of the Company and its Subsidiaries made by the Company or any of its Subsidiaries with the proceeds of any Reinvestment Deferred Amount;

(g)       intercompany Investments by the Company or any of its Subsidiaries that is not a Foreign Subsidiary in any of the Company or any of its Subsidiaries that is not a Foreign Subsidiary; provided that all such intercompany Investments that consist of loans from a Loan Party are evidenced by the Intercompany Note;

(h)       intercompany Investments by the Company or any of its Subsidiaries in any Person, that, prior to such Investment, is a Foreign Subsidiary (including, without limitation, Guarantee Obligations with respect to obligations of any such Foreign Subsidiary, loans made to any such Foreign Subsidiary and Investments resulting from mergers with or sales of assets to any such Foreign Subsidiary) in an aggregate amount (valued at cost) not to exceed , together with any Investment pursuant to paragraphs (k) and (l) of this Section that results in the creation or acquisition of a Foreign Subsidiary or the acquisition of assets by a Foreign Subsidiary or any Investment in the Capital Stock of any Person which is incorporated outside the United States of America, $5,000,000 in any fiscal year or $20,000,000 in the aggregate during the term of this Agreement;

(i)        Investments in the ordinary course of business consisting of endorsements for collection or deposit;

(j)        deposits for utilities, security deposits, leases and similar prepaid expenses incurred in the ordinary course of business;

(k)       Investments by the Company or any of its Subsidiaries in an aggregate amount (valued at cost) not to exceed $10,000,000 in any fiscal year; provided that (i) up to $5,000,000 of any such amount referred to above, if not so expended in the fiscal year for which it is permitted, may be carried over for expenditure in the next succeeding fiscal year so long as the aggregate basket taking into account amounts permitted for such year and all amounts so carried over shall in no event exceed $50,000,000 and (ii) Investments made during any fiscal year shall be deemed made, first, in respect of amounts carried over from the prior fiscal year and, second, in respect of amounts permitted for such fiscal year as provided above;

(l)        in addition to Investments otherwise expressly permitted by this Section, Investments by the Company or any of its Subsidiaries in an aggregate amount (valued at cost) not to exceed $5,000,000 in any fiscal year;

(m)      Permitted Acquisitions and Investments made prior to the consummation of any Permitted Acquisition consisting of reasonable earnest money deposits, working fees or other similar prepaid consideration or similar amounts that will be applied toward the consideration paid upon the consummation of such Permitted Acquisition (in each cash whether or not refundable under any circumstances);

(n)       Investments existing as of the Effective Date and set forth in Schedule 7.8 of the Disclosure Letter and any extension or renewal thereof; provided that the amount of any such Investment is not increased at the time of such extension or renewal;

(o)       Investments received in connection with the bankruptcy or reorganization of suppliers or customers and in settlement of delinquent obligations of, and other disputes with, suppliers or customers arising in the ordinary course of business;

(p)       Investments received as consideration in connection with Dispositions permitted under Section 7.5;

(q)       Investments in Foreign Subsidiaries to the extent required by Governmental Authorities as a requirement for such Foreign Subsidiaries to do business in such foreign jurisdiction not exceeding the minimum amount required and in no event exceeding $5,000,000 for each such Investment; and

(r)        Investments consisting of Hedge Agreements permitted by Section 7.12.

7.9           Optional Payments and Modifications of Certain Debt Instruments and Agreements. (a)  (a) (i) Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to the Senior Credit Agreement (other than amounts on deposit in any Escrow Account or any Blocked Account); provided that mandatory prepayments of outstanding Senior Loans may be made in accordance with the terms of Section 4.2 of the Senior Credit Agreement or (ii) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the material terms of the Senior Loan Documents or any Subordinated Debt in a manner adverse to the Lenders.

(b)       Amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Organization

Document of any Loan Party if such amendment, modification, waiver or change could reasonably be expected to have a Material Adverse Effect.

7.10         Transactions with Affiliates.  Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Company or any Wholly Owned Subsidiary Guarantor) unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of the relevant Group Member, and (c) upon fair and reasonable terms no less favorable to the relevant Group Member, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate.  The foregoing sentence shall not prohibit, to the extent otherwise permitted under this Agreement, (i) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and other benefit plans, (ii) loans or advances to employees, officers or other directors of the Company or any Subsidiary permitted under this Agreement, (iii) the payment of fees and indemnities to directors, officers, employees and consultants of the Company and the Subsidiaries in the ordinary course of business, (iv) any agreements with employees and directors entered into by the Company or any of its Subsidiaries in the ordinary course of business, (v) existing related party transactions described in the Company’s SEC filings made prior to the Effective Date, (vi) any Restricted Payment permitted hereunder, (vii) any transfer pricing or tax sharing arrangements by or among Group Members that are compliant with relevant tax requirements or (viii) transactions for which the Company or any Subsidiary shall deliver to the Interim Administrative Agent a written opinion of a nationally recognized investment banking, accounting, valuation or appraisal firm stating that the transaction is fair to the Company or such Subsidiary from a financial point of view.

7.11         [Intentionally Omitted].

7.12         Hedge Agreements.  Enter into any Hedge Agreement, except (a) Hedge Agreements entered into in good faith to hedge or mitigate risks to which the Company or any Subsidiary may have exposure (other than those in respect of Capital Stock or those entered into for speculative purposes), (b) Hedge Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Company or any Subsidiary and (c) any Hedge Agreements required to be entered into pursuant to the terms and conditions of this Agreement.

7.13         Changes in Fiscal Periods.  Permit the fiscal year of the Company to end on a day other than December 31 or change the Company’s method of determining fiscal quarters.

7.14         Negative Pledge Clauses.  Enter into or suffer to exist or become effective any agreement that prohibits, limits or imposes any condition upon the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, other than (a) this Agreement and the other Loan Documents (b) the Senior Loan Documents as in effect on the date hereof, (c) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby) and (d) as may be required by a Governmental Authority in connection with the Transaction.

7.15         Clauses Restricting Subsidiary Distributions.  Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Company to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Company or any other Subsidiary of the Company, (b) make loans or advances to, or other Investments in, the Company or any other Subsidiary of the Company or (c) transfer any of its assets to the Company or any other Subsidiary of the Company, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions or encumbrances existing under the Senior Loan Documents as in effect on the date hereof, and (iii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary.

7.16         Lines of Business.  Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Company and its Subsidiaries are engaged on the date of this Agreement (or in the case of Constellation and its Subsidiaries, after giving effect to the Acquisition) or that are reasonably related, ancillary or complementary thereto.

7.17         Amendment to Scheme.  (a)  If the Offer Conversion has not occurred:

(b)       Take any action (and shall procure that no person acting in concert with it takes any action) which will result in it becoming obliged to make an offer for Constellation Shares under Rule 9 of the City Code, unless consented to in writing by the Interim Administrative Agent;

(c)       Except as otherwise permitted in this Section 7.17, as contemplated by Section 6.11 and as otherwise agreed to in writing by the Interim Administrative Agent, amend (and shall use reasonable endeavors to ensure that there is no amendment to) the Scheme where any such amendment would be material and adverse to the interests of the Lenders (including any increase to the cash consideration payable pursuant to the Scheme above the amount specified in the Scheme Press Release (including as a result of any open market purchase or privately negotiated purchase at a higher price resulting in a mandatory increase in the cash consideration payable pursuant to the Scheme Document)) unless either:

(i)            the Interim Administrative Agent has given its consent; or

(ii)           (other than any increase to the cash consideration payable pursuant to the Scheme above the amount specified in the Scheme Press Release) to the extent required by the City Code, the Panel, the OFT, the Competition Commission, the Court or any other court having relevant jurisdiction or any other regulatory authority with whose direction the Company or Bidco is required by law or in accordance with customary practice should comply in respect of the Scheme.

(d)       Waive (and shall use reasonable efforts to ensure that there is no waiver of) or declare or treat as satisfied any condition of the Scheme unless:

(i)            such waiver, declaration or consent would not be material and adverse to the interests of the Lenders; or

(ii)           the Interim Administrative Agent has given its consent; or

(iii)          to the extent required by the City Code, the Panel, the OFT, the Competition Commission, the Court or any other court of relevant jurisdiction or any other regulatory authority with whose direction the Company or Bidco is required by law or in accordance with customary practice should comply in respect of the Scheme.

7.18         Amendments to Offer.  If the Offer Conversion has occurred:

(a)       Take any action (and shall procure that no person acting in concert with it takes any action) which will result in it becoming obliged to make an offer for Constellation Shares under Rule 9 of the City Code, unless consented to in writing by the Interim Administrative Agent;

(b)       Except as otherwise permitted in this Section 7.18 and as otherwise agreed to in writing by the Interim Administrative Agent, amend (and shall use reasonable endeavors to ensure that there is no amendment to) the Offer (other than the acceptance condition (as provided in Section 5.2(b)) where any such amendment would be material and adverse to the interests of the Lenders (including any increase to the cash consideration payable pursuant to the Offer Document above the amount specified in the Offer Press Release (including as a result of any open market purchase or privately negotiated purchase at a higher price resulting in a mandatory increase in the cash consideration payable pursuant to the Offer Document)) unless either:

(i)            the Interim Administrative Agent has given its consent; or

(ii)           (other than any increase to the cash consideration payable pursuant to the Offer Document above the amount specified in the Offer Press Release) to the extent required by the City Code, the Panel, the OFT, the Competition Commission, the Court or any other court having relevant jurisdiction or any other regulatory authority with whose direction the Company or Bidco is required by law or in accordance with customary practice should comply in respect of such bid.

(c)       Waive (and shall use reasonable efforts to ensure that there is no waiver of) or declare or treat as satisfied (or publish any intention to declare or treat as satisfied) any condition of the Offer (other than the acceptance condition (as provided in Section 5.2(b)) if the Panel would allow the Offer to lapse as a result of the failure to satisfy that condition unless:

(i)            such waiver, declaration or consent would not be material and adverse to the interests of the Lenders; or

(ii)           the Interim Administrative Agent has given its consent; or

(iii)          to the extent required by the City Code, the Panel, the OFT, the Competition Commission, the Court or any other court of relevant jurisdiction or any other regulatory authority with whose direction the Company or Bidco is required by law or in accordance with customary practice should comply in respect of such bid.

7.19         Blocked Accounts.  Withdraw any amounts on deposit in any Blocked Account except to (a) satisfy the terms of the Offer or Scheme and fund a portion of the Acquisition consideration, (b) repay the Term Loans or (c) deposit such amounts in an Escrow Account.

SECTION 8.    EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a)       the Borrower shall fail to pay any principal of any Term Loan when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Term Loan, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b)       any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c)       any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 6.4(a) (with respect to the Borrowers only), Section 6.7(a), Section 6.17 or Section 7 of this Agreement; or

(d)       any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after notice to the Company from the Interim Administrative Agent or the Required Lenders; or

(e)       any Group Member (i) defaults in making any payment of any principal of any Indebtedness (including any Guarantee Obligation or Hedge Agreement, but excluding the Term Loans) on the scheduled or original due date with respect thereto; or (ii) defaults in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) defaults in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $5,000,000; or

(f)        (i) any Group Member other than an Immaterial Subsidiary shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, administration, examination, receivership, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a liquidator, administrator, examiner, administrative receiver, receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Group Member other than an Immaterial Subsidiary shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member other than an Immaterial Subsidiary any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Group Member other than an Immaterial Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Group Member other than an Immaterial Subsidiary shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member other than an Immaterial Subsidiary shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due and, in the case of any subsidiary of the Borrower incorporated in any jurisdiction in the United Kingdom or Ireland, ignoring the deeming provisions of Section 123(1)(a) of the Insolvency Act 1986 and Section 214 of the Companies Act, 1963 of Ireland; or

(g)       (i)  any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Group Member other than an Immaterial Subsidiary or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee would be reasonably likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) any Group Member other than an Immaterial Subsidiary or any Commonly Controlled Entity shall, or is reasonably likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

(h)       one or more judgments or decrees shall be entered against any Group Member involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $5,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(i)        any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or any Loan Party shall so assert; or

(j)        the guarantee contained in Section 11 of this Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

(k)       (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d) 5 under the Exchange Act), directly or indirectly, of more than 35% of the outstanding common stock of the Company; (ii) the board of directors of the Company shall cease to consist of a majority of Continuing Directors; or (iii) the Company shall cease to own 100% of the Capital Stock of the Irish Borrower;

then, and in any such event, subject to the provisions of Section 5.4 (Certain Funds), (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to either Borrower, automatically the Commitments shall immediately terminate and the Term Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, with the consent of the Required Lenders, the Interim Administrative Agent may, or upon the request of the Required Lenders, the Interim Administrative Agent shall, by notice to the Borrower, declare the Term Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable.  Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

In addition, if an Event of Default shall occur and be continuing, the Interim Administrative Agent may exercise, in addition to all other rights and remedies granted to it in this Agreement and in any other Loan Document, all rights and remedies of a secured party under the New York UCC or any other applicable law or in equity.  Without limiting the generality of the foregoing, to the fullest extent permitted by applicable law, the Interim Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Loan Party or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of any Agent or any Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk.  Any Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Loan Party, which right or equity is hereby waived and released.  To the extent permitted by applicable law, each Loan Party waives all claims, damages and demands it may acquire against any Secured Party arising out of the exercise of any rights hereunder other than any such claims, damages and demands that may arise from the gross negligence or willful misconduct of such Secured Party.  If any notice of a proposed sale or other disposition of Collateral is required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

SECTION 9.    THE AGENTS

9.1           Appointment.  (a)  Each Lender hereby irrevocably designates and appoints each Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes such Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto, including, without limitation, such actions on its behalf as are necessary or advisable with respect to the Collateral under this Agreement or any of the other Loan Documents.  Each Agent hereby accepts such appointment.  Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent.

9.2           Delegation of Duties.  Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  No Agent shall be responsible for the negligence or misconduct of any agents or attorneys in fact selected by it with reasonable care.

9.3           Exculpatory Provisions.  Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys in fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders or any other Secured Party for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder.  The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

9.4           Reliance by Agents.  Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by such Agent.  The Interim Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Interim Administrative Agent.  Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  The Agents shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Term Loans and all other Secured Parties.

9.5           Notice of Default.  No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Interim Administrative Agent receives such a notice, the Interim Administrative Agent shall give notice thereof to the Lenders.  The Interim Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement); provided that unless and until the Interim Administrative Agent shall have received such directions, the Interim Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6           Non Reliance on Agents and Other Lenders.  Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys in fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender.  Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Term Loans hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Interim Administrative Agent hereunder, the Interim Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Interim Administrative Agent or any of its officers, directors, employees, agents, attorneys in fact or affiliates.

9.7           Indemnification.  The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Term Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Term Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct.  The agreements in this Section shall survive the payment of the Term Loans and all other amounts payable hereunder.

9.8           Agent in Its Individual Capacity.  Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent.  With respect to its Term Loans made or renewed by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

9.9           Successor Agents.  (a)  The Interim Administrative Agent may resign as Interim Administrative Agent, upon 30 days’ notice to the Lenders and the Borrower.  If the Interim Administrative Agent shall resign as Interim Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(f) with respect to either Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Interim Administrative Agent and the term “Interim Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Interim Administrative Agent’s rights, powers and duties as Interim Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Interim Administrative Agent or any of the parties to this Agreement or any holders of the Term Loans.  If no successor agent has accepted appointment as Interim Administrative Agent by the date that is 30 days following a retiring Interim Administrative Agent’s notice of resignation, the retiring Interim Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of the Interim Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.  After any retiring Interim Administrative Agent’s resignation as Interim Administrative Agent the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Interim Administrative Agent under this Agreement and the other Loan Documents.

(b)       The Syndication Agent may, at any time, by notice to the Lenders and the Interim Administrative Agent, resign as Syndication Agent hereunder, whereupon the duties, rights, obligations and responsibilities of the Syndication Agent hereunder shall automatically be assumed by, and inure to the benefit of, the Interim Administrative Agent, without any further act by the Syndication Agent, the Interim Administrative Agent or any Lender.

9.10         Agents Generally.  Except as expressly set forth herein, no Agent shall have any duties or responsibilities hereunder in its capacity as such.

9.11         The Lead Arranger.  The Lead Arranger, in its capacity as such, shall have no duties or responsibilities, and shall incur no liability, under this Agreement and other Loan Documents.

SECTION 10.    MISCELLANEOUS

10.1         Amendments and Waivers.  Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1.  The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Interim Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Interim Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Term Loan, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates, which waiver shall be effective with the consent of the Required Lenders and (y) that any amendment or modification of the financial covenants or defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Commitment or amend, modify or waive any provision of Section 3.8, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by either Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Guarantors from their obligations under Section 11 of this Agreement, release all or substantially all of the Collateral or amend clause (a)(i), (b)(iii) or (c)(iii) of the definition of Certain Funds Period, in each case without the written consent of all Lenders;  (iv) amend, modify or waive any provision of Section 9 without the written consent of each Agent adversely affected thereby; and (v) amend, modify or waive any provision of Section 10.6 to further restrict any Lender’s ability to assign or otherwise transfer its obligations hereunder without the written consent of all Lenders.  Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Term Loans.  In the case of any waiver, the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Interim Administrative Agent and the Borrowers (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof (collectively, the “Additional Extensions of Credit”) to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Interim Administrative Agent, the Borrowers and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Term Loans (“Refinanced Term Loans”) with a replacement term loan tranche hereunder (“Replacement Term Loans”), provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (b) the Applicable Margin for such Replacement Term Loans shall not be higher than the Applicable Margin for such Refinanced Term Loans, (c) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Term Loans at the time of such refinancing and (d) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans in effect immediately prior to such refinancing.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

10.2         Notices.  (a)  All notices and other communications provided for hereunder shall be either (i) in writing (including telecopy or e-mail communication) and mailed, telecopied or delivered or (ii) as and to the extent set forth in Section 10.2(b) and in the proviso to this Section 10.2(a), in an electronic medium and as delivered as set forth in Section 10.2(b) if to the Borrowers, at their address at 10240 Sorrento Valley Road, San Diego, CA 92121, Attention: Chief Financial Officer; and if to the Interim Administrative Agent, at its address at One Pierrepont Plaza, 7th Floor, 300 Cadman Plaza West, Brooklyn, NY 11201, Attention: Erma Dell’Aquila, E-mail Address: Erma.Dell’Aquila@morganstanley.com, with a copy to Morgan Stanley Senior Funding, Inc., 1585 Broadway, New York, NY 10036, Attention: Edward Henley, E-mail Address: Edward.Henley@morganstanley.com; or, as to any party, at such other address as shall be designated by such party in a written notice to the other parties; provided, however, that materials and information described in Section 10.2(b) shall be delivered to the Interim Administrative Agent in accordance with the provisions thereof or as otherwise specified to the Borrowers by the Interim Administrative Agent.  All such notices and other communications shall, when mailed, be effective four days after having been mailed, and when telecopied or E-mailed, be effective when properly transmitted, except that notices and communications to any Agent pursuant to Sections 2, 3, 5 and 9 shall not be effective until received by such Agent. Delivery by telecopier of an executed counterpart of a signature page to any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of an original executed counterpart thereof.

(b)       The Borrower hereby agrees that it will provide to the Interim Administrative Agent all information, documents and other materials that it is obligated to furnish to the Interim Administrative Agent pursuant to the Loan Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any default or event of default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Interim Administrative Agent to an electronic address specified by the Interim Administrative Agent to the Borrower. In addition, the Borrower agrees to continue to provide the Communications to the Agents in the manner specified in the Loan Documents but only to the extent requested by the Interim Administrative Agent.  The Borrower further agrees that the Interim Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar secure electronic transmission system (the “Platform”).

(c)       THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR

OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE INTERIM ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO THE BORROWERS, ANY LENDER PARTY OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWERS’ OR THE INTERIM ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

The Interim Administrative Agent agrees that the receipt of the Communications by the Interim Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Interim Administrative Agent for purposes of the Loan Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Interim Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address. Nothing herein shall prejudice the right of the Interim Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

10.3         No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4         Survival of Representations and Warranties.  All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Term Loans and other extensions of credit hereunder.

10.5         Payment of Expenses and Taxes.  The Borrowers agree (a) to pay or reimburse each Agent for all its reasonable out of pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to such Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower (i) prior to the Effective Date (in the case of amounts to be paid on the Effective Date), (ii) prior to the Funding Date (in the case of amounts to be paid on the Funding Date) and (iii) from time to time thereafter on a quarterly basis or such other periodic basis as such Agent shall deem appropriate, (b) to pay or reimburse each Lender and Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees, charges and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and of counsel to such Agent, (c) to pay, indemnify, and hold each Lender and Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and Agent and their respective officers, directors, employees, affiliates, agents and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents (regardless of whether any Loan Party is or is not a party to any such actions or suits) and any such other documents, including any of the foregoing relating to the use of proceeds of the Term Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee.  Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee.  All amounts due under this Section 10.5 shall be payable not later than 10 days after written demand therefor.  Statements payable by the Borrower pursuant to this Section 10.5 shall be submitted to Chief Financial Officer (Telephone No. (858) 320-8081) (Telecopy No. (858) 784-4081), at the address of the Borrower set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Interim Administrative Agent.  The agreements in this Section 10.5 shall survive repayment of the Term Loans and all other amounts payable hereunder.

10.6         Successors and Assigns; Participations and Assignments.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b)       (i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Term Loans at the time owing to it) without consent of the Borrower or the Interim Administrative Agent.

(ii)           Assignments shall be subject to the following conditions:

(A)          except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund of a Lender, an assignment effected by the Interim Administrative Agent in connection with the initial syndication of the Commitments or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Term Loans, the amount of the Commitments or Term Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Interim Administrative Agent) shall not be less than $1,000,000 unless each of the Borrower and the Interim Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B)           except in the case of assignments pursuant to clause (iii) below, the parties to each assignment shall execute and deliver to the Interim Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (it being understood that payment of only one processing fee shall be required in connection with simultaneous assignments to two or more Approved Funds);

(C)           except in the case of assignments pursuant to clause (iii) below, the Assignee, if it shall not be a Lender, shall deliver to the Interim Administrative Agent an administrative questionnaire; and

(iii)          Notwithstanding anything in this Section 10.6 to the contrary, a Lender may assign any or all of its rights hereunder to an Affiliate of such Lender or an Approved Fund of such Lender without (a) providing any notice (including, without limitation, any administrative questionnaire) to the Interim Administrative Agent or any other Person or (b) delivering an executed Assignment and Assumption to the Interim Administrative Agent, provided that (A) such assigning Lender shall remain solely responsible to the other parties hereto for the performance of its obligations under this Agreement, (B) the Borrower, the Interim Administrative Agent and the other Lenders shall continue to deal solely and directly with such assigning Lender in connection with such assigning Lender’s rights and obligations under this Agreement until an Assignment and Assumption and an administrative questionnaire have been delivered to the Interim Administrative Agent, (C) the failure of such assigning Lender to deliver an Assignment and Assumption or administrative questionnaire to the Interim Administrative Agent or any other Person shall not affect the legality, validity or binding effect of such assignment and (D) an Assignment and Assumption between an assigning Lender and its Affiliate or Approved Fund shall be effective as of the date specified in such Assignment and Assumption.

(iv)          Except as otherwise provided in clause (iii) above, subject to acceptance and recording thereof pursuant to paragraph (b)(v) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.9, 3.10, 3.11 and 10.5).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(v)           The Interim Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  Subject to the penultimate sentence of this Section 10.6(b)(v), the entries in the Register shall be conclusive, and the Borrower, the Interim Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  In the case of an assignment to an Affiliate or an Approved Fund of a Lender pursuant to Section 10.6(b)(iii), as to which an Assignment and Assumption and an administrative questionnaire are not delivered to the Interim Administrative Agent, the assigning Lender shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register (a “Related Party Register”) comparable to the Register on behalf of the Borrower.  The Register or Related Party Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(vi)          Except as otherwise provided in clause (iii) above, upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Interim Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  Except as otherwise provided in clause (iii) above, no assignment shall be effective for purposes of this Agreement unless and until it has been recorded in the Register (or, in the case of an assignment pursuant to clause (iii) above, the applicable Related Party Register) as provided in this Section 10.6(b).

(c)       (i)  Any Lender may, without the consent of the Borrower or the Interim Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Term Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Interim Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (2) directly affects such Participant.  Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.9, 3.10 and 3.11 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender, provided such Participant shall be subject to Section 10.7(a) as though it were a Lender.

(ii)           A Participant shall not be entitled to receive any greater payment under Section 3.9 or 3.10 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 3.10 unless such Participant complies with Section 3.10(d).

(d)       Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other Person and may sell or securitize such obligations, and this Section shall not apply to any such pledge or assignment of a security interest or to any such sale or securitization; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.  In addition, notwithstanding anything to the contrary contained herein, any Lender that is a Fund may (without the consent of or notice to the Interim Administrative Agent or the Borrower) grant a security interest in all or any portion of the Term Loans owing to it and the Notes (if any) held by it to the trustee or other representative of holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities, provided that unless and until such trustee or other representative actually becomes a Lender in compliance with the other provisions of this Section, (i) no such pledge shall release the pledging Lender from any of its obligations under this Agreement and (ii) such trustee or other representative shall not be entitled to exercise any of the rights of a Lender under this Agreement and the Notes (if any) even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(e)       The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

(f)        Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Term Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Interim Administrative Agent and without regard to the limitations set forth in Section 10.6(b).  Each of the Borrower, each Lender and the Interim Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

(g)       Notwithstanding the foregoing, any assignments by the Interim Administrative Agent and the Documentation Agent of their Loans and Commitments hereunder prior to a Successful Syndication shall be made on a pro rata basis between the Interim Administrative Agent (or its Affiliates) and the Documentation Agent (or its Affiliates).

10.7         Adjustments; Set off.  (a)  Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders, if any Lender (a “Benefitted Lender”) shall, at any time after the Term Loans and other amounts payable hereunder shall immediately become due and payable pursuant to Section 8, receive any payment of all or part of the Interim Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Interim Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Interim Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)       In addition to any rights and remedies of the Lenders provided by law, but subject to Section 5.4(b), each Lender shall have the right, without prior notice to either Borrower, any such notice being expressly waived by each Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by a Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of that Borrower, as the case may be.  Each Lender agrees promptly to notify the Borrower and the Interim Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.8         Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.  A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Interim Administrative Agent.

10.9         Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10       Integration.  This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Agents and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by any Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11      GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.12       Submission To Jurisdiction; Waivers.  Each Borrower hereby irrevocably and unconditionally:

(a)       submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non exclusive general jurisdiction of the courts of the State of New York sitting in the borough of Manhattan, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b)       consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)       agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 10.2 or at such other address of which the Interim Administrative Agent shall have been notified pursuant thereto;

(d)       agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction;

(e)       waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages; and

(f)        The Irish Borrower irrevocably designates and appoints the Company, as its authorized agent, to accept and acknowledge on its behalf, service of any and all process which may be served in any suit, action or proceeding of the nature referred to in this Section 10.12 in any federal or New York State court sitting in New York City and any appellate courts from any thereof.  The Company hereby represents, warrants and confirms that the Company has agreed to accept such appointment.  Said designation and appointment shall be irrevocable by the Irish Borrower until all Term Loans, interest thereon and all other amounts payable by the Irish Borrower hereunder and under the other Loan Documents shall have been paid in full in accordance with the provisions hereof and thereof.  The Irish Borrower hereby consents to process being served in any suit, action or proceeding of the nature referred to in this Section 10.12 in any federal or New York State court sitting in New York City or any appellate courts from any thereof by service of process upon the Company as provided in this Section 10.12;  provided that, to the extent lawful and possible, notice of said service upon such agent shall be mailed by registered or certified air mail, postage prepaid, return receipt requested, to the Company and (if applicable to) the Irish Borrower to the address of which the Irish Borrower shall have given written notice to the Interim Administrative Agent (with a copy thereof to the Company).  The Irish Borrower irrevocably waives, to the fullest extent permitted by law, all claim of error by reason of any such service in such manner and agrees that such service shall be deemed in every respect effective service of process upon the Irish Borrower in any such suit, action or proceeding and shall, to the fullest extent permitted by law, be taken and held to be valid and personal service upon and personal delivery to the Irish Borrower.  To the extent the Irish Borrower has or hereafter may acquire any immunity from jurisdiction of any court of from any legal process (whether from service or notice, attachment prior to judgment, attachment in aid of execution of a judgment, execution or otherwise), the Irish Borrower hereby irrevocably waives such immunity in respect of its obligations under the Loan Documents.  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

10.13       Acknowledgments.  Each Borrower hereby acknowledges that:

(a)       it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)       no Agent or Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Agents and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)       no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

10.14       Release of Guarantees and Liens; Termination.  (a)  Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Interim Administrative Agent is hereby irrevocably authorized by each Secured Party (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to take any action requested by the Borrower having the effect of releasing any guarantee obligations to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document (including, without limitation, the release of any Guarantor from its obligations if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder) or that has been consented to in accordance with Section 10.1.

(b)       At such time as (i) the Term Loans and the other Interim Obligations (other than Unasserted Contingent Obligations and obligations (other than Unasserted Contingent Obligations) under or in respect of Hedge Agreements) shall have been paid in full (or cash collateralized in a manner satisfactory to the Interim Administrative Agent) and (ii) the Commitments have been terminated, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Interim Administrative Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

(c)       If the Acquisition shall not have been consummated upon the expiration of the Certain Funds Period, this Agreement and all other Loan Documents shall terminate without delivery of any instrument or performance of any act by any Person.

10.15       Confidentiality.  Each Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement that is designated by such Loan Party as confidential; provided that nothing herein shall prevent any Agent or any Lender from disclosing any such information (a) to any Agent, any other Lender or any Affiliate of a Lender or any Approved Fund of a Lender, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Hedge Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document, provided that, unless specifically prohibited by applicable law or court order, each Lender shall notify the Company of any request by any Governmental Authority or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such Governmental Authority) for disclosure of any such non-public information prior to disclosure of such information.

10.16      WAIVERS OF JURY TRIAL.  EACH BORROWER, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.17       Patriot Act Notice.  Each Lender and the Interim Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it may be required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Interim Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act.  The Borrower shall, and shall cause each of its Subsidiaries to, provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Interim Administrative Agent or any Lenders in order to assist the Interim Administrative Agent and the Lenders in maintaining compliance with the Patriot Act.

10.18       Delivery of Addenda.  Each initial Lender may become a party to this Agreement by delivering to the Interim Administrative Agent an Addendum duly executed by such Lender.

SECTION 11.    GUARANTEE

11.1         Guarantee.

(a)       Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Interim Administrative Agent, for the benefit of the Lenders, the prompt and complete payment and performance by the Borrowers when due (whether at the stated maturity, by acceleration or otherwise) of each and all of the Interim Obligations.  The Company hereby, unconditionally and irrevocably, guarantees to the Interim Administrative Agent, for the benefit of the Lenders, the prompt and complete payment and performance by the Irish Borrower when due (whether at the stated maturity, by acceleration or otherwise) of each and all of the Interim Obligations.

(b)       Each Guarantor shall be liable under its guarantee set forth in Section 11.1(a), without any limitation as to amount, for all present and future Interim Obligations, including specifically all future increases in the outstanding amount of the Term Loans and other future increases in the Interim Obligations, whether or not any such increase is committed, contemplated or provided for by the Loan Documents on the date hereof; provided, that (i) enforcement of such guarantee against such Guarantor will be limited as necessary to limit the recovery under such guarantee to the maximum amount which may be recovered without causing such enforcement or recovery to constitute a fraudulent transfer or fraudulent conveyance under any applicable law, including any applicable federal or state fraudulent transfer or fraudulent conveyance law (after giving effect, to the fullest extent permitted by law, to the reimbursement and contribution rights set forth in Section 11.2) and (ii) to the fullest extent permitted by applicable law, the foregoing clause (i) shall be for the benefit solely of creditors and representatives of creditors of each Guarantor and not for the benefit of such Guarantor or the holders of any equity interest in such Guarantor.

(c)       The guarantees contained in this Section 11.1 (i) shall remain in full force and effect until all the Interim Obligations and the obligations of each Guarantor under the guarantee contained in this Section 11.1 have been paid in full and all Commitments have terminated, notwithstanding that from time to time during the term of this Agreement the Borrower may be free from any Interim Obligations, (ii) unless released as provided in clauses (iii) and (iv) below, shall survive the repayment of the Term Loans, the termination of Commitments, and remain enforceable as to all Interim Obligations that survive such repayment, termination and release, (iii) shall be released at such time as the Term Loans and all other Interim Obligations have been paid in full and all Commitments have terminated (except to the extent any such guarantee is expressly stated to survive such termination) all without delivery of any instrument or performance of any act by any party; and (iv) shall be released with respect to any Subsidiary of the Company in the event that all of the Capital Stock of such Subsidiary is sold, transferred or otherwise disposed of in a transaction permitted by this Agreement; provided that the Company shall have delivered to the Interim Administrative Agent, at least ten days prior to the date of the proposed release, a written request for release identifying the relevant Subsidiary and the terms of sale or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a certification by the Company stating that such transaction is in compliance with this Agreement and the other Loan Documents.

(d)       No payment made by the Borrower, any of the Guarantors, any other guarantor or any other Person or received or collected by any Lender from the Borrower, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Interim Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder in respect of any other Interim Obligations then outstanding or thereafter incurred.

11.2         Reimbursement, Contribution, Subrogation.  In case any payment is made on account of the Interim Obligations by the Borrower or any Guarantor or is received or collected on account of the Interim Obligations from the Borrower or any Guarantor or its property:

(a)       If such payment is made by the Borrower or from its property, the Borrower shall not be entitled (i) to demand or enforce reimbursement or contribution in respect of such payment from any other Guarantor or (ii) to be subrogated to any claim, interest, right or remedy of any Lender against any other Person, including any other Guarantor or its property.

(b)       If such payment is made by the Borrower or from its property or if any payment is made by the Borrower or from its property in satisfaction of the reimbursement right of any Guarantor set forth in Section 11.2(c), the Borrower shall not be entitled (i) to demand or enforce reimbursement or contribution in respect of such payment from any other Guarantor or (ii) to be subrogated to any claim, interest, right or remedy of any Lender against any other Person, including any other Guarantor or its property.

(c)       If such payment is made by a Guarantor or from its property, such Guarantor shall be entitled, subject to and upon payment in full of all outstanding Interim Obligations and termination of all commitments to extend credit under the Loan Documents, (i) to demand and enforce reimbursement for the full amount of such payment from the Borrower and (ii) to demand and enforce contribution in respect of such payment from each other Guarantor which has not paid its fair share of such payment, as necessary to ensure that (after giving effect to any enforcement of reimbursement rights provided hereby) each Guarantor pays its fair share of the unreimbursed portion of such payment. For this purpose, the fair share of each Guarantor as to any unreimbursed payment shall be determined based on an equitable apportionment of such unreimbursed payment among all Guarantors based on the relative value of their assets (net of their liabilities, other than Interim Obligations) and any other equitable considerations deemed appropriate by the court.

(d)       [Intentionally Deleted]

(e)       All rights and claims arising under this Section 11.2 or based upon or relating to any other right of reimbursement, indemnification, contribution or subrogation that may at any time arise or exist in favor of any Guarantor as to any payment on account of the Interim Obligations made by it or received or collected from its property shall be fully subordinated in all respects to the prior payment in full of all of the Interim Obligations.  Until payment in full of the Interim Obligations and termination of all commitments to extend credit under the Loan Documents, no Guarantor shall demand or receive any collateral security, payment or distribution whatsoever (whether in cash, property or securities or otherwise) on account of any such right or claim.  If any such payment or distribution is made or becomes available to any Guarantor, such payment or distribution shall be delivered by the person making such payment or distribution directly to the Interim Administrative Agent, for application to the payment of the Interim Obligations in accordance with Section 11.7.  If any such payment or distribution is received by any Guarantor, it shall be held by such Guarantor in trust, as trustee of an express trust for the benefit of the Lenders, and shall forthwith be transferred and delivered by such Guarantor to the Interim Administrative Agent, in the exact form received and, if necessary, duly endorsed.

(f)        The obligations of the Guarantors under the Loan Documents, including their liability for the Interim Obligations are not contingent upon the validity, legality, enforceability, collectibility or sufficiency of any right of reimbursement, contribution or subrogation arising under this Section 11.2. To the fullest extent permitted under applicable law, the invalidity, insufficiency, unenforceability or uncollectibility of any such right shall not in any respect diminish, affect or impair any such obligation or any other claim, interest, right or remedy at any time held by any Lender against any Guarantor or its property.  The Lenders make no representations or warranties in respect of any such right and shall, to the fullest extent permitted under applicable law, have no duty to assure, protect, enforce or ensure any such right or otherwise relating to any such right.

(g)       Each Guarantor reserves any and all other rights of reimbursement, contribution or subrogation at any time available to it as against any other Guarantor, but (i) the exercise and enforcement of such rights shall be subject to this Section 11.2 and (ii) to the fullest extent permitted by applicable law, neither the Interim Administrative Agent nor any other Lender shall ever have any duty or liability whatsoever in respect of any such right.

11.3         Amendments, etc. with respect to the Interim Obligations.  To the fullest extent permitted by applicable law, each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Interim Obligations made by any Lender may be rescinded by such Lender and any of the Interim Obligations continued, and the Interim Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by any Lender, and this Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, amended and restated, supplemented, replaced, refinanced, otherwise modified or terminated, in whole or in part, as the Interim Administrative Agent (or the requisite Lenders) may deem advisable from time to time, and any guarantee or right of offset at any time held by any Lender for the payment of the Interim Obligations may be sold, exchanged, waived, surrendered or released.  No Lender shall have any obligation to protect, secure, perfect or insure any lien at any time held by it as security for the Interim Obligations or for the guarantee contained in this Section 11 or any property subject thereto, except to the extent required by applicable law.

11.4         Guarantee Absolute and Unconditional.  To the fullest extent permitted by applicable law, each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Interim Obligations and notice of or proof of reliance by any Lender upon the guarantee contained in this Section 11 or acceptance of the guarantee contained in this Section 11.  The Interim Obligations, and each of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 11.  All dealings between the Borrower and any of the Guarantors, on the one hand, and the Lenders, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 11.  To the fullest extent permitted by applicable law, each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or any of the Guarantors with respect to the Interim Obligations.  Each Guarantor understands and agrees that the guarantee contained in this Section 11 shall be construed, to the fullest extent permitted by applicable law, as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of this Agreement or any other Loan Document, any of the Interim Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by any Lender, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower or any other Person against any Lender, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower for the Interim Obligations or of such Guarantor under the guarantee contained in this Section 11, in bankruptcy or in any other instance.  When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, any Lender may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrower, any other Guarantor or any other Person or against any collateral security or guarantee for the Interim Obligations or any right of offset with respect thereto, and any failure by any Lender to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, any other Guarantor or any other Person or to realize upon any such guarantee or to exercise any such right of offset, or any release of the Borrower, any other Guarantor or any other Person or any such guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of any Senior Secured Party against any Guarantor.  For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

11.5         Reinstatement.  The guarantee contained in this Section 11 shall be reinstated and shall remain in all respects enforceable to the extent that, at any time, any payment of any of the Interim Obligations is set aside, avoided or rescinded or must otherwise be restored or returned by any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, in whole or in part, and such reinstatement and enforceability shall, to the fullest extent permitted by applicable law, be effective as fully as if such payment had not been made.

11.6         Payments.  Each Guarantor hereby agrees to pay all amounts payable by it under this Section 11 to the Interim Administrative Agent without set-off or counterclaim in Dollars in immediately available funds at the Funding Office specified in this Agreement.

11.7         Application of Proceeds.  At such intervals as may be agreed upon by the Borrower and the Interim Administrative Agent, or, if and whenever any Event of Default has occurred and is continuing, the Interim Administrative Agent may apply all or any part of any proceeds of the guarantee set forth in this Section 11, in payment of the Interim Obligations in the following order:  first, to unpaid and unreimbursed costs, expenses and fees of the Interim Administrative Agent (including to reimburse ratably any other Lenders which have advanced any of the same to the Interim Administrative Agent), second, to the Interim Administrative Agent, for application by it toward payment of all amounts then due and owing and remaining unpaid in respect of the Interim Obligations, pro rata among the Lenders according to the amount of the Interim Obligations then due and owing and remaining unpaid to the Lenders, and third, to the Interim Administrative Agent, for application by it toward prepayment of the Interim Obligations, pro rata among the Lenders according to the amount of the Interim Obligations then held by the Lenders.  For purposes of this Section, to the extent that any Interim Obligation is unmatured, unliquidated or contingent (other than Unasserted Contingent Obligations) at the time any distribution is to be made pursuant to clause Second above, the Interim Administrative Agent shall allocate a portion of the amount to be distributed pursuant to such clause for the benefit of the Lenders holding such Interim Obligations and shall hold such amounts for the benefit of such Lenders until such time as such Interim Obligations become matured, liquidated and/or payable at which time such amounts shall be distributed to the holders of such Interim Obligations to the extent necessary to pay such Interim Obligations in full (with any excess to be distributed in accordance with this Section as if distributed at such time).  In making determinations and allocations required by this Section, the Interim Administrative Agent may conclusively rely upon information provided to it by the holder of the relevant Interim Obligations (which, in the case of the immediately preceding sentence shall be a reasonable estimate of the amount of the Interim Obligations) and shall not be required to, or be responsible for, ascertaining the existence of or amount of any Interim Obligations.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

WEBSENSE, INC.

By:	/s/ Douglas C. Wride
Name: Douglas C. Wride
Title: Chief Financial Officer

Present when the Common Seal of WEBSENSE INTERNATIONAL LIMITED was hereunto affixed in the presence of:

By:	/s/ Declan Drislane
Name: Declan Drislane
Title: Director

By:	/s/ David Carroll
Name: David Carroll
Title: Director

PORT AUTHORITY TECHNOLOGIES, INC., as a Guarantor

By:	/s/ Douglas C. Wride
Name: Douglas C. Wride
Title: Chief Financial Officer

MORGAN STANLEY SENIOR FUNDING, INC., as Sole Lead Arranger and Sole Bookrunner

By:	/s/ Andrew Earls
Name: Andrew Earls
Title: VP

MORGAN STANLEY SENIOR FUNDING, INC., as Syndication Agent and as a Lender

By:	/s/ Andrew Earls
Name: Andrew Earls
Title: VP

MORGAN STANLEY SENIOR FUNDING, INC., as Interim Administrative Agent

By:	/s/ Andrew Earls
Name: Andrew Earls
Title: VP

BANK OF AMERICA, N.A., as Documentation Agent and as a Lender

By:	/s/ Fred L. Thorne
Name: Fred L. Thorne
Title: Managing Director